UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement.

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☒	Definitive Proxy Statement.

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☐	Soliciting Material Pursuant to §240.14a-12.

GRAFTECH INTERNATIONAL LTD.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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2022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

GrafTech International

April 7, 2022

Dear Fellow Stockholders:

We are pleased to invite you to the 2022 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 12, 2022, at 8:00 a.m. Eastern Time. In light of the ongoing COVID-19 pandemic and in the interest of protecting the health and safety of our stockholders and employees, the Board of Directors has determined the Annual Meeting will be held in a virtual format via the Internet again this year.

Details about the business to be conducted at the Annual Meeting can be found in the accompanying Notice of 2022 Annual Meeting of Stockholders and proxy statement. Your vote is important. The Annual Meeting will be held in a virtual format only. Regardless of whether you plan to attend the virtual Annual Meeting, we urge you to vote your shares as soon as possible. You may vote using the enclosed proxy card or voting instruction form by completing, signing and dating it, and then returning it by mail. Also, you may submit your vote by telephone or through the Internet. If telephone or Internet voting is available to you, instructions will be included on your proxy card or voting instruction form. Additional information about voting your shares is included in the proxy statement.

On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

Denis A. Turcotte	David J. Rintoul
Director and Chairman of the Board	Chief Executive Officer and President

Notice of

2022 Annual Meeting of Stockholders

Date:	May 12, 2022	At the Annual Meeting you will be asked to:
Time:	8:00 a.m. Eastern Time	Proposal 1	Elect four directors for a three-year term and one director for a one-year term or until their successors are elected and qualified;
Virtual Meeting:	Website meetnow.global/M47ANTU	Proposal 2	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022;
Record Date:	March 15, 2022	Proposal 3	Approve, on an advisory basis, our named executive officer compensation; and
Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of GrafTech International Ltd. (“GrafTech”, “we” or the “Company”) for use at the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 12, 2022, at 8:00 a.m. Eastern Time, or at any adjournment or postponement thereof, for the purposes set forth herein. In light of the ongoing COVID-19 pandemic and in the interest of protecting the health and safety of our stockholders and employees, the Board of Directors has determined the Annual Meeting will be held in a virtual format via the Internet again this year.

HOW YOU MAY VOTE

You may vote if you were a stockholder of record on March 15, 2022 (the “Record Date”). To ensure that your shares are represented at the Annual Meeting, please vote as soon as possible by one of the following methods:

•	By Internet.	•	By Mail.

•	By Telephone.	•	Online, during the virtual Annual Meeting.

For more detailed information on voting, please see “How do I cast a vote?” in the “Questions & Answers” section beginning on page 66 of the accompanying proxy statement (the “Proxy Statement”).

Whether or not you expect to attend the virtual Annual Meeting, please vote as soon as possible to ensure representation of your shares at the Annual Meeting. You may vote your shares over the Internet, by telephone or by mail (as applicable) by following the instructions on the proxy card or voting instruction form. More information about registering for and attending the virtual Annual Meeting is included in the “Questions & Answers” section of the accompanying Proxy Statement. Except as otherwise noted, the information herein is as of March 31, 2022, the date we commenced printing in order to commence mailing on or about April 7, 2022. Proxy materials are being mailed or made available on or about April 7, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 12, 2022: The Proxy Statement and the 2021 Annual Report to Stockholders are available at: www.envisionreports.com/EAF.

By order of the Board of Directors,

Gina K. Gunning
Chief Legal Officer & Corporate Secretary

GrafTech International Ltd.
982 Keynote Circle
Brooklyn Heights, OH 44131

Proxy Statement Summary

The following pages provide a summary of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before submitting your vote.

2022 Annual Meeting of Stockholders Information

Date and Time	Record Date	Location	Who Can Attend and Vote
Thursday May 12, 2022 8:00 a.m. Eastern Time	March 15, 2022	Online only at meetnow.global/M47ANTU	Stockholders of record at the close of business on March 15, 2022

Proposals to Be Voted on and Board Recommendations

Proposal		Board’s Voting Recommendation	Page Reference (for more detail)
Proposal 1	Elect Four Directors for a Three-Year Term and One Director for a One-Year Term or Until Their Successors are Elected and Qualified	FOR each nominee	27
Proposal 2	Ratify the Selection of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2022	FOR	38
Proposal 3	Approve, on an Advisory Basis, our Named Executive Officer Compensation	FOR	41

2021 Business Highlights

Financial and Operating Performance

In 2021, GrafTech delivered another year of strong results. Net sales increased $121.4 million, or 10%, from $1,224.4 million in 2020 to $1,345.8 million in 2021. Stronger demand for our products in 2021 resulted in a 24% increase in sales volume compared to 2020. Partially offsetting the increased volume was a decrease in average realized sales prices. Net income decreased $46.0 million, or 11%, from $434.4 million in 2020 to $388.3 million in 2021. This decrease was primarily the result of the impact of a one-time Long-term Incentive Plan (the “LTIP”) pre-tax charge of $73.4 million. Adjusted Net Income1 increased $42.1 million, or 10%, from $422.5 million in 2020 to $464.6 million in 2021 and Adjusted EBITDA1 increased $11.0 million, or 2%, from $658.9 million in 2020 to $669.9 million in 2021.

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(1)

A non-generally accepted accounting principle (“GAAP”) measure. See Appendix A to this Proxy Statement for additional information, including how we define these measures and a reconciliation to Net Income, the most directly comparable financial measure calculated and presented in accordance with United States GAAP.

Key Operating Metrics

We use certain operating metrics to analyze the performance of our Company. The key operating metrics consist of sales volume, production volume, production capacity and capacity utilization. GrafTech reported strong sales volumes of 167,000 metric tons (“MT”) in 2021, an increase of 24% compared to 2020. The amount of graphite electrodes we produced in 2021 increased by 23%, from 134,000 MT in 2020 to 165,000 MT in 2021. Our capacity utilization, excluding our St. Marys graphite electrode manufacturing facility, increased to 82% in 2021 compared to 66% in 2020, reflecting a recovery in the global steel markets from the challenging market conditions of 2020.

	For the year ended December 31,

(in thousands, except percentages)	2021	2020

Sales volume (MT)(1)	167	135

Production volume (MT)(2)	165	134

Total production capacity (MT)(3)(4)	230	230

Total capacity utilization(4)(5)	72%	58%

Production capacity excluding St. Marys (MT)(3)(6)	202	202

Capacity utilization excluding St. Marys(5)(6)	82%	66%

(1) Sales volume reflects only graphite electrodes manufactured by GrafTech.

(2) Production volume reflects graphite electrodes we produced during the period.

(3) Production capacity reflects expected maximum production volume during the period depending on product mix and expected maintenance outage. Actual production may vary.

(4) Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; Pamplona, Spain; and St. Marys, Pennsylvania.

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(5) Capacity utilization reflects production volume as a percentage of production capacity.

(6) In the first quarter of 2018, our St. Marys, Pennsylvania facility began graphitizing a limited number of electrodes sourced from our Monterrey, Mexico facility.

Strengthening Our Capital Structure and Returning Value to Stockholders

We made significant progress strengthening our capital structure in 2021 by continuing our commitment to reduce debt and maintain balance sheet flexibility. Over the course of the year, we reduced debt by $400 million. In addition, in 2021 we returned approximately $60.6 million to our stockholders in the form of stock repurchases and dividends. In November 2021, our Board of Directors approved an additional $150 million open market stock repurchase authorization, in addition to the $100 million open market stock repurchase authorization that was authorized in July 2019. As of December 31, 2021, the Company was authorized to repurchase up to $159 million in shares of the Company’s common stock, inclusive of $9 million remaining under the July 2019 authorization.

Board of Directors Snapshot

Board Structure	Committee Composition	Director Key Skills
11 Directors ● 4 – Class I ● 4 – Class II ● 3 – Class III	Board committees are composed entirely of independent directors	● Financial Expertise ● CEO/executive management expertise ● Industry experience

Our Director Nominees

Under our Amended and Restated Certificate of Incorporation (the “Amended Certificate of Incorporation”), the number of directors is fixed by our Board but will not be fewer than three directors, nor more than eleven (11) directors. Our Board currently consists of eleven (11) members and is divided into three classes of directors, with two classes (Classes I and II) containing four directors and one class (Class III) containing three directors, and with the directors typically serving three-year terms. You are being asked to vote on the re-election of five directors. The terms of the directors in Class I expire at this Annual Meeting. Our current Class I directors are Denis A. Turcotte, Michel J. Dumas, Leslie D. Dunn, and Jean-Marc Germain. In addition, David Gregory, a Class II member, is also up for re-election at this Annual Meeting as a result of Brookfield Asset Management Inc. and its affiliates (collectively, “Brookfield”) completing its May 2021 sale of 20,000,000 shares of our common stock in an underwritten public offering (the “May 2021 Brookfield Offering”) and the requirements of our stockholder rights agreement (as amended, the “Stockholder Rights Agreement”) with Brookfield.

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Detailed information about each director’s background, skill set and areas of expertise can be found beginning on page 27.

				Committees

Name and Principal Occupation	Age	Director Since	Independent	AC	CC	NCG
Denis Turcotte Managing Partner and Chief Operating Officer – Private Equity Group of Brookfield Asset Management Inc.	60	2015
Michel J. Dumas Former Executive Vice President, Finance and Chief Financial Officer of Tembec, Inc.	63	2018		C F

Leslie D. Dunn Former Senior Vice President of Business Development and General Counsel of Cole National Corporation	76	2020
Jean-Marc Germain Chief Executive Officer of Constellium SE	56	2021

David Gregory Managing Partner Investments – Private Equity Group of Brookfield Asset Management Inc.	35	2019

AC = Audit Committee    CC = Compensation Committee    NCG = Nominating and Corporate Governance Committee

C = Committee Chair        F = Financial Expert

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Our Returning Directors

The table below provides select information about each of our Directors whose terms will continue following the Annual Meeting and who are not up for re-election this year. Detailed information about each director’s background, skill set and areas of expertise can be found beginning on page 27.

				Committees

Name and Principal Occupation	Age	Director Since	Independent	AC	CC	NCG
Class II Directors serving until 2023:
Brian L. Acton President at Pac Basin Resources LLC, Sierra Minerals LLC and Px Carbon LLC	70	2018

Henry R. Keizer Former Deputy Chairman and Chief Operating Officer of KPMG	65	2021		F
David J. Rintoul Chief Executive Officer and President of GrafTech International Ltd.	64	2018
Class III Directors serving until 2024:
Catherine L. Clegg Former Vice President, Workforce Strategy, Global Human Resources of General Motors Company	62	2019				C
Debra Fine Chair and Founder of Fine Capital Partners	62	2021

Anthony R. Taccone Founding Partner and Co-Owner of First River LLC	61	2018			C

AC = Audit Committee    CC = Compensation Committee     NCG = Nominating and Corporate Governance Committee

C = Committee Chair    F = Financial Expert

Corporate Governance

The business and affairs of GrafTech are managed under the direction of the Board. The primary function of the Board is oversight. The Board, in exercising its business judgment, acts as an advisor and counselor to senior management and defines and enforces standards of accountability, all with a view to enabling senior management to execute their responsibilities fully and in the best interests of the Corporation and its stockholders.

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Our Board and Committee Structure

Upon completion of a secondary offering by Brookfield on January 20, 2021, we ceased to be a “controlled company” as that term is set forth in the New York Stock Exchange (“NYSE”) listing standards. The NYSE listing standards provide a 12-month phase-in period from the date a company ceases to be a controlled company to comply with certain requirements, including requiring all members serving on a committee to be independent. In November 2021, the Company reconfigured its committee structure, separating the Governance and Compensation Committee (“G&C Committee”) into two separate committees: (1) Compensation Committee and (2) Nominating and Corporate Governance Committee. In addition, the Board increased the size of the Board to eleven (11) members from nine (9) members and appointed three (3) new independent members to the Board after one of the non-independent members resigned.

	Members	Independence	Meetings Held During 2021
Board of Directors	11	8 of 11	18
Audit Committee	4	100%	9
Compensation Committee[1]	4	100%	10[1]
Nominating and Corporate Governance Committee[1]	5	100%	9[1]

1 This figure includes G&C Committee meetings held prior to the reconfiguration of the G&C Committee into separate Compensation and Nominating and Corporate Governance Committees on November 11, 2021.

GrafTech’s Corporate Governance Guidelines provide that directors are expected to attend Board meetings and meetings of committees on which they serve, to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and to ensure that other existing and future commitments do not materially interfere with their responsibilities as members of the Board.

Corporate Governance Best Practices
● Eight (8) of eleven (11) directors are independent	● Executive sessions of independent and non-management directors
● Majority voting standard and resignation policy for directors in uncontested elections	● Stock ownership requirements for directors
● Board committees composed of entirely independent directors	● Annual board and committee self-assessments
● Orientation program for new directors	● Directors encouraged to attend continuing education programs
● Maintain an insider trading policy, which includes a prohibition on hedging securities	● Maintain a review and approval policy for related party transactions

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Executive Compensation Philosophy

Under our pay-for-performance philosophy, a substantial component of executive compensation is variable and directly or indirectly tied to Company financial and operational performance. The goal is to reward our executive team for their leadership in meeting key near-term goals and objectives while also positioning the Company to generate sustainable long-term stockholder value.

We Reward Based On	Key Features
● Company annual performance relative to pre-established financial goals	● No excise tax gross-ups in the event of a change in control
● Long-term stockholder value creation	● Clawback provisions
● No repricing or repurchasing of stock options without stockholder approval
● NEW – Double-trigger vesting of long-term equity incentive awards upon change in control

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Corporate Governance

General

Our Board is committed to strong corporate governance practices and dedicated to ensuring that GrafTech is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board and its committees meet throughout the year and engage in meaningful discussions with management to ensure that the Board is informed regarding the Company’s activities, operating plans and strategic initiatives.

To promote full and complete compliance with all applicable corporate governance standards and remain aligned with best practices demonstrated by other similarly situated public companies, the Board has adopted corporate governance principles and procedures, which it reviews and amends as necessary. We also continuously review guidance and interpretations provided by the Securities and Exchange Commission (“SEC”) and the NYSE.

Stockholders proposing director nominations must comply with the advance notice and specific information requirements in our Amended and Restated By-Laws (“By-Laws”), which include, among other things, the disclosure of hedging, derivative interests and other material interests of the nominating stockholder and director nominee. In addition, each director nominee proposed by a stockholder must deliver a statement whether he or she agrees to, promptly following the stockholder meeting at which such nominee is elected or re-elected, tender an irrevocable advance resignation in accordance with our By-Laws and Corporate Governance Guidelines.

Availability of Corporate Governance Materials

You can access our Audit Committee Charter, Compensation Committee Charter, Code of Conduct and Ethics, Corporate Governance Guidelines, and Nominating and Corporate Governance Committee Charter in the “Investors” section of our website, www.graftech.com. Information on, or accessible through, our website is not part of this Proxy Statement. We have included our website only as an inactive textual reference and do not intend it to be an active link to our website. You may also request that the above documents be mailed to you by writing to: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131, Attention: Investor Relations.

Board of Directors

Our business and affairs are managed under the direction of our Board. Under our Amended Certificate of Incorporation, the number of directors is fixed by our Board, but will not be fewer than three directors, nor more than eleven (11) directors. The Board currently consists of eleven (11) directors.

Our Amended Certificate of Incorporation provides that our Board be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Denis A. Turcotte, Michel J. Dumas, Leslie D. Dunn and Jean-Marc Germain, and their terms will expire at this Annual Meeting;

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•

the Class II directors are Brian L. Acton, David Gregory, Henry R. Keizer and David J. Rintoul. Messrs. Acton, Keizer and Rintoul’s terms will expire at the annual meeting of stockholders to be held in 2023, while Mr. Gregory’s term expires at this Annual Meeting; and

•	the Class III directors are Catherine L. Clegg, Debra Fine and Anthony R. Taccone, and their terms will expire at the annual meeting of stockholders to be held in 2024.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. In October 2021, the Board increased the total number of directorships from nine directors to eleven (11) directors and the two additional directorships were distributed among Classes I and II. Given that Brookfield no longer owns at least 50% of our outstanding common stock, the classification of the Board and the other provisions of the Amended Certificate of Incorporation may be amended only by the affirmative vote of the holders of 66 2/3% or more of the voting power of our outstanding common stock.

If the total number of shares voted in favor of a director nominee in an uncontested election are less than the total number of shares voted against such director nominee, the director nominee will tender his or her resignation immediately after the stockholder meeting and the Board will determine whether to accept the resignation within 90 days of the stockholder meeting.

We and Brookfield entered into the Stockholder Rights Agreement in connection with our initial public offering in April 2018 (“IPO”). Under the Stockholder Rights Agreement, for so long as Brookfield owns or controls at least 25% of our outstanding common stock, Brookfield will have the right to nominate the higher of 37.5% of the members of the Board and three members of the Board (the “Brookfield directors”), and one Brookfield director will be in each class. Brookfield will also have the right to select the Chairman of the Board. In the event Brookfield owns or controls less than 25% of our outstanding common stock, the Brookfield directors will promptly tender their resignations. The Board (excluding the Brookfield directors) will have the option, but not the obligation, to accept the Brookfield directors’ resignations. If the Board (excluding the Brookfield directors) votes to accept these resignations, the Brookfield directors will cease to be members of the Board. If the Board (excluding the Brookfield directors) votes not to accept these resignations, the Brookfield directors will continue to serve as members of the Board until the next annual meeting of our stockholders, regardless of the time remaining in their respective terms of office.

In May 2021, Brookfield completed the May 2021 Brookfield Offering, which was a sale of 20,000,000 shares of our common stock in an underwritten public offering. Upon completion of the May 2021 Brookfield Offering, Brookfield beneficially owned approximately 24.3% of our outstanding common stock. Because Brookfield owned less than 25% of our outstanding common stock, the then Brookfield directors were required to promptly tender their resignations. In accordance with the Stockholder Rights Agreement, on June 1, 2021, the Brookfield directors, including Messrs. Gregory and Turcotte, tendered their resignations from the Board with the effectiveness of such resignations conditioned upon the Board’s (excluding the Brookfield directors) acceptance thereof. After consideration and discussion, the Board (excluding the Brookfield directors) determined that not accepting the resignations of the Brookfield directors would be in the best interests of the Company and its stockholders. Accordingly, the Brookfield directors, including Messrs. Gregory and Turcotte, continued to serve as members of the Board until this Annual Meeting, other than Mr. Dutton who resigned on October 6, 2021. For more information regarding the Stockholder Rights Agreement, see “Certain Relationships and Related Party Transactions.”

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Our By-Laws provide that the presence of a majority of the total number of directors will be required to constitute a quorum.

Our By-Laws provides that the Chairman may or may not be an officer of the Company. While this matter relates to corporate governance, it also relates to succession planning, and it is in the best interests of the Company for the Board to make a determination with respect to this matter on a case-by-case basis as part of the succession planning process. Currently, our Chairman is Denis A. Turcotte and our Chief Executive Officer and President is David J. Rintoul. The Nominating and Corporate Governance Committee will periodically consider the size and structure of the Board and report the results of its review and any recommendations for change to the Board.

Transition from “Controlled Company” Status

Upon completion of a secondary offering by Brookfield on January 20, 2021, we ceased to be a “controlled company,” as that term is set forth in the NYSE listing standards. Under the NYSE listing standards, a company that ceases to be a controlled company must comply with the independent board committee requirements as they relate to nominating and corporate governance and compensation committees on the following phase-in schedule: (i) one independent committee member at the time it ceases to be a controlled company; (ii) a majority of independent committee members within 90 days of the date it ceases to be a controlled company; and (iii) all independent committee members within one year of the date it ceases to be a controlled company. Additionally, the NYSE listing standards provide a 12-month phase-in period from the date a company ceases to be a controlled company to comply with the majority independent board requirement and the nominating and corporate governance committee and compensation committee charters requirement.

Upon ceasing to be a “controlled company”, we already complied with the NYSE listing standards requiring a majority of independent board members, a fully independent audit committee and a majority of independent directors serving on the G&C Committee. To meet the requirement that we have fully independent and separate nominating and corporate governance and compensation committees within one year of losing controlled company status, we appointed three independent directors (Messrs. Germain and Keizer and Ms. Fine) to the Board in October 2021 and in November 2021 we reconfigured the G&C Committee into a separate Compensation Committee and Nominating and Corporate Governance Committee, each with its own separate charter, and each fully independent.

Director Independence

Our Board has undertaken a review of the independence of the eleven (11) directors on our Board. Based on this review, the Board has determined that eight members of the Board, Michel J. Dumas, Brian L. Acton, Catherine L. Clegg, Leslie D. Dunn, Debra Fine, Jean-Marc Germain, Henry R. Keizer and Anthony R. Taccone currently qualify as “independent” under the NYSE listing standards.

In making these determinations, our Board considered any current and prior relationships or transactions that each director has with the Company and other information provided by each director concerning his or her background, employment and affiliations, including the beneficial ownership of our capital stock by each director and the transactions involving them described in “—Director Compensation Program” and “Certain Relationships and Related Party Transactions.” Our Board considered the Company’s purchases in 2019, 2020 and 2021 of access to steel industry research data from a company of which Anthony R. Taccone is a partner, as well as consulting services provided to Brookfield in a matter unrelated to the Company. The amounts involved in each case, as well as in the aggregate, were well below $120,000. The Board concluded that these transactions

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would not interfere with Mr. Taccone’s exercise of independent judgment in carrying out the responsibilities of a director and thus did not impair his independence. Our Board also considered Catherine L. Clegg’s director position with Clarios International LP, a Brookfield portfolio company, and determined that the relationship would not interfere with Ms. Clegg’s exercise of independent judgment in carrying out the responsibilities of a director and thus did not impair her independence. The Board also considered that Mr. Keizer serves as a trustee of the BlackRock Multi-Asset Fund Complex where he serves as a director of approximately 150 registered investments companies within the fund complex and as of December 31, 2021 BlackRock owned approximately 4.3% of our common stock and that such position did not interfere with his independence.

Committees of the Board of Directors

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. Each of the committees operate under its own written charter adopted by the Board and available on our website. The membership and the function of each of the existing committees are described below.

	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Brian L. Acton
Catherine L. Clegg		Chair
Michel J. Dumas	Chair
Leslie D. Dunn
Debra Fine
Jean-Marc Germain
David Gregory
Henry R. Keizer
David J. Rintoul
Anthony R. Taccone			Chair

Denis A. Turcotte

Audit Committee

The Audit Committee:

•

appoints the independent auditor annually; monitors the quality of the work of the independent auditor, monitors their independence and replaces them as necessary in the sole judgment of the committee; pre-approves the audit plan (including services relating to internal controls over financial reporting), any proposed audit-related, tax and other services and pre-approves all related compensation; reviews with the auditor the results of the annual audit; reviews with the auditor any review of the quarterly financial statements that the committee may direct the auditor to perform;

•

approves the annual corporate audit services plan and budget; reviews with the senior corporate audit services executive the results of the audit work at least annually and more frequently as provided in the policy for reporting financial accounting and auditing concerns, as approved by the committee; at least annually reviews the performance of the corporate audit services team;

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•	reviews and discusses with management and the independent auditor the annual audited financial statements and the adequacy of the internal control over financial reporting;

•

discusses with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any material changes in our selection or application of accounting principles, any significant issues (“material weaknesses” or “significant deficiencies,” as such terms are defined in the Sarbanes-Oxley Act of 2002) as to the adequacy of our accounting controls and any remediation used in connection with any such issues;

•	oversees company policies and practices with respect to financial risk assessment and risk management; and

•	regularly reports its work to the Board.

Our Board has determined that (i) Michel J. Dumas, Brian L. Acton, Debra Fine and Henry R. Keizer are independent directors, (ii) each director appointed to the Audit Committee is financially literate and (iii) Michel J. Dumas and Henry Keizer are our Audit Committee financial experts. During fiscal year 2021, our Audit Committee held nine meetings. Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the NYSE listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee:

•	reviews and assesses the adequacy of the corporate governance guidelines applicable to us at least annually and recommends to us any revisions;

•	reviews and makes recommendations to the Board regarding the size and structure of the Board;

•	determines the process for the annual self-assessments of the Board and its committees and oversees the implementation and reporting back of the results;

•	reviews and makes recommendations to the Board regarding leadership and membership of committees of the Board;

•	develops and administers the process and criteria for selecting new directors and nominees for vacancies on the Board and candidates for Board membership;

•	reviews succession planning for the CEO and our other senior executives, and reports on such matters to the Board;

•	considers at least annually the independence of directors; and

•	regularly reports its activities to the Board;

Our Board has determined that Catherine L. Clegg, Michel J. Dumas, Leslie D. Dunn, Henry R. Keizer and Anthony R. Taccone are independent directors. During fiscal year 2021, our Nominating and Corporate Governance Committee held nine meetings, which figure includes G&C Committee meetings held prior to the G&C Committee reconfiguring into separate Compensation and Nominating and Corporate Governance Committees on November 11, 2021.

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Compensation Committee

The Compensation Committee:

•	reviews and approves, at least annually, the compensation of the CEO and of our other senior executives and our non-employee directors;

•	conducts evaluation of the CEO for submission to the Board;

•	grants awards under, and otherwise administers, our stock incentive plans, and approves and administers any other compensation plan in which our executive officers participate;

•	retains compensation consultants and obtains advice from internal or external advisors, as necessary;

•	prepares the annual Compensation Committee Report on executive compensation for our proxy statement; and

•	regularly reports its work to the Board.

Our Board has determined that Anthony R. Taccone, Brian L. Acton, Leslie D. Dunn and Jean-Marc Germain are independent directors. During fiscal year 2021, our Compensation Committee held 10 meetings, which number includes G&C Committee meetings held prior to the G&C Committee reconfiguring into separate Compensation and Nominating and Corporate Governance Committees on November 11, 2021. Our Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the NYSE listing standards. For more information about the roles our executive officers and the compensation consultant to the Compensation Committee have in determining or recommending executive compensation, please see the Compensation Discussion and Analysis (“CD&A”) disclosure below. For more information about our director compensation program, please see the Director Compensation Program disclosure below.

Compensation Committee Interlocks and Insider Participation

None.

Code of Conduct and Ethics

Our Board has adopted a code of conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the listing standards of the NYSE. Any waiver or amendment of this code for executive officers or directors (i) may be made only by the Audit Committee, (ii) will be promptly disclosed as required by applicable U.S. federal securities laws and the listing standards of the NYSE and (iii) will be available in the “Investors” section of our website, www.graftech.com.

Board Meetings

During fiscal 2021, our Board held 18 meetings, including regularly scheduled and special meetings. Our directors’ average attendance was 96%, and each current director attended at least 75% of the aggregate number of 2021 meetings of our Board and the committees on which he or she served. We encourage, but do not require, our directors to attend each annual meeting of stockholders. All of our then-current directors attended the 2021 annual meeting of stockholders.

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Director Skills and Qualifications Criteria

The Nominating and Corporate Governance Committee reviews at least annually the skills, qualifications and characteristics for election of new and continuation of existing directors. The criteria considered in selecting director nominees reflect applicable law, the listing standards of the NYSE, the terms of the Stockholder Rights Agreement, as well as a candidate’s integrity, strength of character, judgment, business experience, specific areas of expertise, ability to devote sufficient time to attendance at and preparation for Board meetings, factors relating to the composition of the Board (including its size and structure) and principles of diversity. The Nominating and Corporate Governance Committee will consider qualified nominees recommended by stockholders for membership on the Board. If a stockholder wishes to recommend an individual for membership on the Board, that recommendation can be sent to the attention of the Corporate Secretary, GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, Ohio 44131.

The Nominating and Corporate Governance Committee maintains a Board of Directors Diversity Policy, which illustrates its attention and desire to preserve an environment free from discrimination on the basis of, among other things, race, color, religion, nationality, age and gender.

The Nominating and Corporate Governance Committee recommends to the Board all nominees to be proposed by the Company for election to the Board, as well as actions with respect to individuals nominated by third parties.

Directors whose positions, responsibilities or commitments change materially after they were elected to the Board are required to inform the Nominating and Corporate Governance Committee and volunteer to resign from the Board so that the Nominating and Corporate Governance Committee may have an opportunity to review the appropriateness of continued membership under the circumstances, including with respect to independence, and make recommendations to the Board, which could accept the volunteered resignation but need not do so.

Directors are expected to serve on at most a limited number of other public company boards. Prior to accepting an invitation to serve on another public company board, directors must advise the Nominating and Corporate Governance Committee and must receive written confirmation from the head of the legal department that there are no legal or regulatory impediments to such service.

The Nominating and Corporate Governance Committee leads the effort to identify and recruit candidates to join the Board. In this context, the Nominating and Corporate Governance Committee’s view is that the Board should reflect a balance between the experience that comes with longevity of service on the Board and the need for renewal and fresh perspectives. The Nominating and Corporate Governance Committee does not support a mandatory retirement age, director term limits or other mandatory Board turnover mechanisms because its view is that such policies are overly prescriptive; therefore, the Company does not have term limits or other mechanisms that compel Board turnover. The Nominating and Corporate Governance Committee does believe that periodically adding new voices to the Board can help the Company adapt to a changing business environment and Board renewal continues to be a priority.

Director Orientation and Continuing Education

All new directors participate in an orientation program (the “Orientation Program”) reasonably promptly after they are elected. The Orientation Program includes presentations by senior management and internal and independent auditors to familiarize new directors with strategic plans, significant financial,

14 / GrafTech International Ltd. | 2022 Proxy Statement

accounting and risk management issues and compliance programs (including the Company’s Code of Conduct and Ethics and other applicable policies). In addition, the Orientation Program can include visits to headquarters and, to the extent practical, certain of the significant facilities. All other directors are welcome to attend the Orientation Program.

All directors are also encouraged to participate in Continuing Education Programs offered by the NYSE and other organizations, and the Company will reimburse directors for reasonable costs associated therewith.

Director Compensation Program

Our non-employee directors receive compensation for service on the Board. The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding the compensation for our non-employee directors. All of our non-employee directors are paid under the same compensation program, except as noted below with respect to the Brookfield directors. Our non-employee directors’ out-of-pocket business travel and accommodation expenses are reimbursed. Directors who are employees of the Company do not receive any additional compensation for service on our Board.

From January 1, 2021 through November 10, 2021, the director compensation program was as follows:

Description	Annual Fee*
Non-Employee Director Retainer	$150,000
Chairman of the Board Retainer	$100,000
Presiding Independent Director Retainer	$20,000
Audit Committee Chair Retainer	$20,000
Governance and Compensation Committee Chair Retainer	$15,000
Audit Committee Member Retainer (other than the Chair)	$10,000
Governance and Compensation Committee Member Retainer (other than the Chair)	$5,000
* Fee paid in quarterly installments in arrears.

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On November 11, 2021, the Board re-configured its committee structure, separating the G&C Committee into two separate committees: (1) the Compensation Committee and (2) the Nominating and Corporate Governance Committee. On that same date, the Board approved a new director compensation program reflecting this committee reorganization. Upon the recommendation of the G&C Committee, the composition of each of the committees was also updated on November 11, 2021. The director compensation program since November 11, 2021 is as follows:

Description	Annual Fee*
Non-Employee Director Retainer	$150,000
Chairman of the Board Retainer	$100,000
Presiding Independent Director Retainer	$20,000
Audit Committee Chair Retainer	$20,000
Compensation Committee Chair Retainer	$15,000
Nominating and Corporate Governance Committee Chair Retainer	$15,000
Audit Committee Member Retainer (other than the Chair)	$10,000
Compensation Committee Member Retainer (other than the Chair)	$5,000
Nominating and Corporate Governance Committee Member Retainer (other than the Chair)	$5,000
* Fee paid in quarterly installments in arrears.

The Brookfield designated directors do not personally receive any compensation for their service as directors. However, pursuant to the Stockholder Rights Agreement, Brookfield is reimbursed for the services of the Brookfield designated directors for (1) cash compensation consistent with the compensation received by other non-employee members of the Board and (2) to the extent a Brookfield designated director serves as Chairman of the Board, any additional compensation as may be approved by the unaffiliated independent members of the Board for such service as Chairman of the Board.

Our non-employee directors received the following compensation for service on our Board in 2021.

2021 Director Compensation Table
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Denis A. Turcotte	—	—	262,921	262,921
Brian L. Acton(5)	82,500	82,500	—	165,000
Catherine L. Clegg(5)	78,193	78,193	—	156,386
Michel J. Dumas(5)(6)	95,346	95,346	—	190,693
Leslie D. Dunn(5)	75,693	75,693	—	151,386
Jeffrey C. Dutton(7)	—	—	114,946	114,946
Debra Fine(5)(8)	18,220	18,220	—	36,440
Jean-Marc Germain(5)(8)	17,874	17,874	—	35,747
David Gregory	—	—	150,000	150,000
Henry R. Keizer(5)(8)	18,567	18,567	—	37,133
Anthony R. Taccone(5)	82,846	82,846	—	165,693

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(1)	Mr. Rintoul is not included in this table as Mr. Rintoul was a Company employee in 2021 and did not receive any additional compensation for service as a director. The compensation that was paid to Mr. Rintoul as a Company employee is shown in the Summary Compensation Table and our other Executive Compensation disclosures below.
(2)	Mr. Acton and Mses. Clegg and Fine chose to defer all of their cash fees, or $165,000, $156,386 and $36,440, respectively, into deferred share units (“DSUs”) pursuant to the Director Deferred Fee Plan (described below), receiving 14,407, 13,651 and 3,080 DSUs, respectively. Mr. Taccone chose to defer 90% of his second, third and fourth quarter 2021 cash fees, or $111,999, into DSUs pursuant to the Director Deferred Fee Plan, receiving 9,983 DSUs. Prior to such elective deferrals, each of these directors was already subject to receiving fifty percent of his or her annual retainer in fully-vested DSUs granted under the Omnibus Equity Incentive Plan (the “Equity Plan”) for these purposes.
(3)	Each of the directors other than the Brookfield designated directors was subject to receiving fifty percent of his or her annual retainer in fully-vested DSUs under the Equity Plan in accordance with our Director Stock Ownership Guidelines (as further described below). These amounts reflect the aggregate grant date fair value pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, of DSUs granted under our Equity Plan in accordance with our Director Stock Ownership Guidelines. Additional details on accounting for stock-based compensation can be found in Note 3, Stock-Based and Other Management Compensation to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021.
(4)	Represents amounts paid to Brookfield for services of the Brookfield designated directors under the terms of the Stockholder Rights Agreement.
(5)	As of December 31, 2021, Mses. Clegg, Dunn and Fine and Messrs. Acton, Dumas, Germain, Keizer and Taccone held a total of 39,018, 10,087, 3,080, 51,226, 35,258, 1,511, 1,569 and 30,083 DSUs, respectively, which includes accrued dividend equivalents credited as additional DSUs.
(6)	Mr. Dumas received his fees earned or paid in cash in the form of Canadian Dollars (“CAD”). The fees earned or paid in cash amount for Mr. Dumas is shown in United States Dollars (“USD”) using a foreign currency exchange rate of 0.79 CAD/USD, 0.81 CAD/USD, 0.79 CAD/USD and 0.78 CAD/USD for the first, second, third and fourth quarterly installments, respectively.
(7)	Mr. Dutton resigned as a director on October 6, 2021. The fees paid to Brookfield for his service as director were prorated for the portion of the year he served on our Board.
(8)	Ms. Fine and Messrs. Germain and Keizer joined the Board on October 7, 2021. Each of their fees were prorated for the portion of the year they served on our Board.

Director Deferred Fee Plan for Non-Employee Directors

We maintain an Amended and Restated GrafTech International Ltd. Director Deferred Fee Plan (as amended, the “Director Deferred Fee Plan”), which provides non-employee directors (other than Brookfield designated directors) (“Eligible Directors”) with the opportunity to defer payment of cash fees paid for service on the Board and any committees, at their election (subject to our Director Stock Ownership Guidelines described below). Newly-elected Eligible Directors are required to make an election to defer payment of cash fees prior to their appointment on the Board, while existing Eligible Directors are required to make their election by December 15th prior to the beginning of the calendar year in which a director year begins. The director year under the Director Deferred Fee Plan generally begins on April 1st and continues through March 31st of the succeeding year. An Eligible

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Director who chooses to have any portion of their cash fees deferred will have an account established in which the fees that would have been paid to the Eligible Director shall instead be credited with DSUs, the number which shall be determined by dividing (i) the amount of fees payable on such date they are deferred by (ii) the closing price of one share of our common stock as reported on the NYSE on such date. All DSUs will accrue dividend equivalents that will be credited to the Eligible Director as additional DSUs. The DSUs shall be fully vested and nonforfeitable at all times. All whole DSUs will be settled in shares of our common stock after the Eligible Director’s termination of service on the Board while any fractional DSUs will be settled in cash.

Director Stock Ownership Guidelines

Independent directors are required, within five years of joining the Board, to acquire shares or share equivalents of the Company having an aggregate value equal to at least three times the then-annual retainer (currently $450,000). Prior to achieving this, independent directors will receive fifty percent (50%) of their annual retainer in DSUs under the Equity Plan, which DSUs will be fully vested upon grant. Directors may also elect to receive a portion of their annual cash retainers in fully-vested DSUs voluntarily under the Director Deferred Fee Plan. All DSUs will count towards the stock ownership guidelines. After a director first satisfies the stock ownership guidelines, there will not be any further requirement for the director to receive his or her compensation in the form of additional DSUs; however, the stock ownership requirement will be evaluated each year in December and, in the event that an independent director who previously met the requirement no longer does, that director will need to acquire more common shares or elect to receive a portion of his or her annual retainer in DSUs for the following year. As of March 15, 2022, all of the directors were in compliance with the stock ownership guidelines or are expected to meet the stock ownership guidelines in the prescribed time frame.

Risk Oversight

The Board oversees the management of the Company’s risk exposure through the following framework: management regularly provides to the Board updated information concerning strategic, operational and emerging risks to the Company’s primary business goals and initiatives in each geographic area and each functional group, as well as the Company’s efforts to mitigate those risks.

The Board is responsible for understanding the Company’s most significant risks, ensuring that management responds appropriately, and making risk-informed strategic decisions. The Board monitors risk exposure to ensure that it is in line with the Company’s overall tolerance for, and ability to manage, risk.

Our Audit Committee, which is made up solely of independent directors, who have had extensive experience in providing strategic and advisory services to other companies, assist the Board in evaluating the risks the Company faces as well as our policies for risk management and assessment.

The Audit Committee:

•	Has primary responsibility for assisting the Board with risk oversight for the Company.

•	Considers audit, accounting, financial reporting and compliance risk, including material litigation instituted against the Company, cybersecurity issues and the resolution of any ethics issues.

•

Holds, at each regularly scheduled meeting, separate executive sessions to identify and assess risks and oversee the methodologies that management implements to address those risks. These executive sessions often include representatives from our independent registered public accounting firm, as well as from our risk management and internal audit, finance and legal departments.

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The Compensation Committee:

•	Reviews and balances risk in our compensation practices, programs and policies.

•

Annually assesses the Company’s compensation programs to determine if any elements of these plans create an inappropriate level of risk and to evaluate management’s methods to mitigate any potential risks.

The Nominating and Corporate Governance Committee:

•	Oversees risks associated with Board and committee composition, including the annual self-assessments of the Board and its committees and oversees the implementation and reporting back of the results.

The Board’s role in risk oversight complements our leadership structure, with senior management responsible for assessing, managing and mitigating our risk exposure and the Board and its committees overseeing those efforts. We believe that this is an effective approach to addressing the risks we face and supports our current Board leadership structure, as it allows our independent directors to evaluate our risks and our risk management and assessment policies, including through the fully independent Audit Committee, with ultimate oversight by the full Board. In particular, the Compensation Committee has determined that none of our compensation policies and practices creates any risks that are reasonably likely to have a material adverse effect on the Company.

Communications from Stockholders and Other Interested Parties

The Company values your feedback. Any stockholder or interested party who desires to contact the Company’s Chairman, the Presiding Independent Director, the independent or non-management directors as a group or the other members of the Board may do so by writing to the Corporate Secretary, GrafTech International Ltd., at 982 Keynote Circle, Brooklyn Heights, Ohio 44131, Attention: Corporate Secretary. Any such communication should state the number of shares owned, if applicable. The Corporate Secretary will forward to the Chairman any such communication addressed to the Chairman, the independent or non-employee Directors as a group or to the Board generally, and will forward such communication to other Board members, as appropriate, provided that such communication addresses a legitimate business issue. Any communication relating to accounting, auditing or fraud will be forwarded immediately to the Chair of the Audit Committee.

Certain Relationships and Related Party Transactions

Under SEC rules, a related person is an executive officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. We have a written related party transaction policy, pursuant to which directors (including director nominees), executive officers and employees are required to report any transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and our interests, regardless of the amount involved. Our head of legal reports these transactions to the Audit Committee of the Board, which is responsible for evaluating each related party transaction and, if necessary, making a recommendation to the disinterested members of the Board as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. The Audit Committee, in making its recommendation, considers various factors, including the benefit of the transaction to us, the terms of

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the transaction and whether they are at arm’s length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards.

Other than the transactions described below, since January 1, 2021, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

We have engaged in transactions with affiliates or related parties since January 1, 2021. These transactions include ongoing obligations under the Registration Rights Agreement (as defined below), Stockholder Rights Agreement and Tax Receivable Agreement (as defined below), each with Brookfield.

Registration Rights Agreement

We and Brookfield entered into a registration rights agreement (the “Registration Rights Agreement”) in connection with our IPO. The Registration Rights Agreement provides Brookfield with certain demand registration rights, including shelf registration rights, in respect of any shares of our common stock or any of our debt securities held by it, subject to certain conditions and limitations. Brookfield is entitled to a limited number of demand registrations. In addition, in the event that we register additional shares of common stock or debt securities for sale to the public, we will be required to give notice of such registration to Brookfield of our intention to effect such a registration, and, subject to certain limitations, include any shares of common stock or debt securities requested to be included in such registration held by it. We will be required to bear the registration expenses, other than underwriting discounts and commissions, associated with any registration of shares of common stock or debt securities pursuant to the Registration Rights Agreement. The agreement includes customary indemnification provisions in favor of Brookfield, its affiliates, directors and officers against certain losses and liabilities (including reasonable legal expenses) resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Brookfield sells shares of our common stock or our debt securities, unless such liability arose from Brookfield’s misstatement or omission and Brookfield has agreed to indemnify us against losses caused by its misstatements or omissions, subject to certain limitations.

In 2021, Brookfield exercised its rights under the Registration Rights Agreement. On January 20, 2021, March 4, 2021, and May 27, 2021, certain Brookfield entities, as selling stockholders, completed the sales of 20,000,000, 30,000,000 and 20,00,000 shares of our common stock, respectively, in underwritten public secondary offerings at prices to the underwriter of $10.72, $11.67, and $13.31, respectively, for proceeds to Brookfield of $214.4 million, $350.1 million, and $266.2 million, respectively. The secondary offerings were made pursuant to an effective Registration Statement on Form S-3 (File No. 333-232190) that we filed with the SEC on June 18, 2019, including a related base prospectus dated June 18, 2019 (the “Registration Statement”), and prospectus supplements dated January 14, 2021, March 1, 2021 and May 24, 2021, respectively, and filed with the SEC pursuant to Rule 424(b)(7) under the Securities Act of 1933.

Stockholder Rights Agreement

We and Brookfield entered into the Stockholder Rights Agreement in connection with our IPO. The Stockholder Rights Agreement expires once Brookfield ceases to own any of our common stock.

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Under the Stockholder Rights Agreement, for so long as Brookfield owns or controls at least 25% of our outstanding common stock, Brookfield has the right to nominate the higher of 37.5% of the members of the Board and three members of the Board. Brookfield also has the right to select the chairman of the Board. In the event Brookfield owns or controls less than 25% of the Company, the Brookfield directors will promptly tender their resignations. The Board (excluding the Brookfield directors) will have the option, but not the obligation, to accept the Brookfield directors’ resignations. If the Board (excluding the Brookfield directors) votes to accept these resignations, the Brookfield directors will cease to be members of the Board. If the Board (excluding the Brookfield directors) votes not to accept these resignations, the directors will continue to serve as members of the Board until the next annual meeting of our stockholders, regardless of the time remaining in their respective terms of office. On November 6, 2019, we and Brookfield amended the Stockholder Rights Agreement to reimburse Brookfield for the services of the Brookfield directors for (a) cash compensation consistent with the compensation received by other non-management members of the Board and (b) to the extent a Brookfield director serves as Chairman of the Board, any additional compensation as may be approved by the unaffiliated independent members of the Board for such service as Chairman of the Board.

In May 2021, Brookfield completed the May 2021 Brookfield Offering, which was a sale of 20,000,000 shares of our common stock in an underwritten public offering. Upon completion of the May 2021 Brookfield Offering, Brookfield beneficially owned approximately 24.3% of our outstanding common stock. Because Brookfield owned less than 25% of our outstanding common stock, the then Brookfield directors were required to promptly tender their resignations. In accordance with the Stockholder Rights Agreement, on June 1, 2021, the Brookfield directors, including Messrs. Gregory and Turcotte, tendered their resignations from the Board with the effectiveness of such resignations conditioned upon the Board’s (excluding the Brookfield directors) acceptance thereof. After consideration and discussion, the Board (excluding the Brookfield directors) determined that not accepting the resignations of the Brookfield directors would be in the best interests of the Company and its stockholders. Accordingly, the Brookfield directors, including Messrs. Gregory and Turcotte, continued to serve as members of the Board until this Annual Meeting, other than Mr. Dutton who resigned on October 6, 2021.

The current Board members designated by Brookfield are Denis A. Turcotte and David Gregory.

Tax Receivable Agreement

We and Brookfield entered into a tax receivable agreement (the “Tax Receivable Agreement”) in connection with our IPO. The Tax Receivable Agreement provides the right to receive future payments from us to certain of our pre-IPO stockholders (the “Existing Stockholders”) of 85% of the amount of cash savings, if any, in U.S. federal income tax and Swiss tax that we and our subsidiaries realize as a result of the utilization of certain tax assets attributable to periods prior to our IPO, including certain federal net operating losses (“NOLs”), previously taxed income under Section 959 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), foreign tax credits, and certain NOLs in GrafTech Switzerland S.A. (collectively, the “Pre-IPO Tax Assets”). In addition, we will pay interest on the payments we will make to the Existing Stockholders with respect to the amount of this cash savings from the due date (without extensions) of our tax return where we realize this savings to the payment date at a rate equal to LIBOR plus 1.00% per annum.

For purposes of the Tax Receivable Agreement, cash savings in income tax are computed by reference to the reduction in the liability for income taxes resulting from the utilization of the tax benefits subject to the Tax Receivable Agreement. The term of the Tax Receivable Agreement commenced on April 23, 2018 and will continue until there is no potential for any future tax benefit payments.

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Our counterparties under the Tax Receivable Agreement will not reimburse us for any payments previously made if such tax benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in such circumstances we could make payments under the Tax Receivable Agreement that are greater than our actual cash tax savings.

While the actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the amount and timing of the taxable income we and our subsidiaries generate in the future, and our subsidiaries’ use of Pre-IPO Tax Assets, as of December 31, 2021, we expect that, based on current tax laws (taking into account changes under the Tax Cuts and Jobs Act of 2017), payments under the Tax Receivable Agreement relating to the Pre-IPO Tax Assets will total approximately $70 million. This figure does not account for our Pre-IPO Tax Assets attributable to previously taxed income under Section 959 of the Code, the value of which is highly speculative, and certain NOLs in GrafTech Switzerland S.A., which we expected to have nominal value at the time of our IPO. We made our initial payment of $27.9 million related to the Tax Receivable Agreement in February 2020. In 2020, the Tax Receivable Agreement liability was reduced by $21.1 million as a result of revised U.S. income tax estimates affecting future usage of our U.S. tax attributes. As of December 31, 2021, the total Tax Receivable Agreement liability was $19.3 million, of which $3.8 million is classified as a current liability.

Any future changes in the utility of the Pre-IPO Tax Assets will impact the amount of the liability that will be paid to our Existing Stockholders. Changes in the utility of these Pre-IPO Tax Assets will be recorded in income tax expense (benefit) and any changes in the obligation under the Tax Receivable Agreement will be recorded in other income (expense), net. We plan to use cash flow from operations and availability under our credit facilities to fund this obligation.

If we undergo a Change of Control (as defined in the Tax Receivable Agreement), the Tax Receivable Agreement will terminate and we will be required to make a payment equal to the present value of future payments under the Tax Receivable Agreement, which payment would be based on certain assumptions, including those relating to our and our subsidiaries’ future taxable income. Additionally, if we sell or otherwise dispose of any of our subsidiaries in a transaction that is not a Change of Control, we will be required to make a payment equal to the present value of future payments under the Tax Receivable Agreement attributable to the Pre-IPO Tax Assets of such subsidiary that is sold or disposed of, applying the assumptions described above.

The Tax Receivable Agreement provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case commenced under the United States Bankruptcy Code or otherwise, then all our payment and other obligations under the Tax Receivable Agreement will be accelerated and will become due and payable applying the same assumptions described above. Such payments could be substantial and could exceed our actual cash tax savings under the Tax Receivable Agreement.

Certain transactions by the Company could cause it to recognize taxable income (possibly material amounts of income) without a current receipt of cash. Payments under the Tax Receivable Agreement with respect to such taxable income would cause a net reduction in our available cash. For example, transactions giving rise to cancellation of debt income, the accrual of income from original issue discount or deferred payments, a “triggering event” requiring the recapture of dual consolidated losses, or “Subpart F” income would each produce income with no corresponding increase in cash. In these

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cases, we may use some of the Pre-IPO Tax Assets to offset income from these transactions and, under the Tax Receivable Agreement, would be required to make a payment to our Existing Stockholders even though we receive no cash from such income.

Because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of our subsidiaries to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for specified reasons, such payments will be deferred and will accrue interest at a rate of LIBOR plus 1.00% per annum until paid.

In the event that any determinations must be made under or any dispute arises involving the Tax Receivable Agreement, the Existing Stockholders will be represented by Brookfield Capital Partners IV GP, Ltd. In any such instance, should any representatives of Brookfield Capital Partners IV GP then be serving on our Board, such directors will be excluded from decisions of the Board related to the relevant determination or dispute.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, officers and beneficial owners of 10% or more of our shares of common stock to file reports with the SEC. We assist our directors and officers by monitoring transactions and completing and filing these reports on their behalf. Based on our records and other information, we believe that all reports, except one, that were required to be filed under Section 16(a) during 2021, were timely filed. BCP GP Ltd., an affiliate of Brookfield, and a beneficial owner of more than ten percent (10%) of shares of our common stock, failed to file on a timely basis one Form 4 reporting one transaction. BCP GP Ltd.’s transaction was executed in June 2021 and reported in July 2021.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 15, 2022 regarding the beneficial ownership of our common stock by:

•	each person or group who beneficially owns more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable or awards payable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and

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subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner.

The percentage of beneficial ownership is based on 261,260,729 shares of common stock issued and outstanding on March 15, 2022. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131.

	As of March 15, 2022
Name	Number of shares	Percentage of shares
5% Stockholders and Brookfield
Brookfield Asset Management Inc.(1)	63,974,578	24.49%
The Vanguard Group(2)	22,688,259	8.68%
Named Executive Officers and Directors
Denis A. Turcotte	—	—
Brian L. Acton(3)(4)	60,523	*
Catherine L. Clegg(3)	43,302	*
Michel J. Dumas(3)	37,802	*
Leslie D. Dunn(3)	12,155	*
Debra Fine(3)	7,198	*
Jean-Marc Germain(3)(4)	43,506	*
David Gregory	—	—
Henry R. Keizer(3)(4)	7,693	*
Anthony R. Taccone(3)(4)	42,799	*
David J. Rintoul(5)	741,146	*
Timothy K. Flanagan	—	—
Quinn J. Coburn(6)	101,250	*
Jeremy S. Halford(7)	202,997	*
Gina K. Gunning(8)	169,491	*
Iñigo Perez Ortiz(9)	103,234	*
All Current Executive Officers and Directors as a Group (16 Persons)	1,569,096	*

* Less than 1%

(1)

BCP IV GrafTech Holdings LP (“BCP IV”) directly holds an aggregate of 63,827,726 shares of common stock. BCP IV Bermuda Investor LP (“BCP Bermuda”) directly holds an aggregate of 527 shares of common stock. BPE IV (Non-Cdn) GP LP, for itself and as nominee for BCP IV (US Plan) LP, BCP IV (UK Plan) LP, BCP IV (Cdn Plan) LP and BCP IV Bermuda Investor LP (collectively, “BPE IV”) directly holds an aggregate of 146,325 shares of common stock. Brookfield Asset Management Inc. (“BAM”), by virtue of its relationships with these entities, may be deemed to share beneficial ownership of all of these shares. BPE IV (Non-Cdn) GP LP, Brookfield Capital Partners Ltd., BCP GP Limited, Brookfield Private Equity Group Holdings LP, Brookfield Private Equity Inc. and BAM, by virtue of their relationships with BCP IV, may be deemed to share beneficial ownership in the shares held directly by BCP IV. Brookfield Capital Partners Ltd., BCP GP Limited, Brookfield Private Equity Group Holdings

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LP, Brookfield Private Equity Inc. and BAM, by virtue of their relationships with BPE IV (Non-Cdn) GP LP, BCP IV (UK Plan) LP, BCP IV (Cdn Plan) LP and BCP IV Bermuda Investor LP, may be deemed to share beneficial ownership in the shares held directly by BPE IV (Non-Cdn) GP LP for itself and as nominee for BCP IV (UK Plan) LP, BCP IV (Cdn Plan) LP and BCP IV Bermuda Investor LP. Brookfield Private Equity Holdings LLC, Brookfield US Inc. and BAM, by virtue of their relationships with BCP IV (US Plan) LP, may be deemed to share beneficial ownership in the shares held directly by BPE IV (Non-Cdn) GP LP as nominee for BCP IV (US Plan) LP. Brookfield Capital Partners Ltd., BCP GP Limited, Brookfield Private Equity Group Holdings LP, Brookfield Private Equity Inc. and BAM by virtue of their relationships with BCP Bermuda, may be deemed to share beneficial ownership in the shares held directly by BCP Bermuda. Each of the Brookfield entities disclaims beneficial ownership of all shares of common stock, except to the extent of any indirect pecuniary interest therein. The address of each of the Brookfield entities listed above, except Brookfield Private Equity Holdings LLC, Brookfield US Inc. and BCP IV (US Plan) LP is c/o Brookfield Asset Management Inc., 181 Bay Street, Suite 300, Bay Wellington Tower, Toronto, ON M5J 2T3. The address of each of Brookfield Private Equity Holdings LLC, Brookfield US Inc. and BCP IV (US Plan) LP is: 200 Vesey Street, New York, NY 10281-1023.

(2)

Based on a Schedule 13G filed on February 10, 2022 by The Vanguard Group (“Vanguard”), Vanguard owned 22,688,259 shares of common stock at December 31, 2021. Of the total shares, Vanguard had sole voting power over none of the shares, sole dispositive power over 22,171,548 of the shares, shared voting power over 380,727 of the shares and shared dispositive power over 516,711 of the shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Brian L. Acton, Catherine L. Clegg, Michel J. Dumas, Leslie D. Dunn, Debra Fine, Jean-Marc Germain, Henry R. Keizer and Anthony R. Taccone beneficially own 55,523, 43,302, 37,802, 12,155, 7,198, 3,506, 3,693 and 34,049 DSUs, including estimated dividend equivalents, respectively. Each DSU represents a contingent right to receive one share of our common stock. Dividend equivalents DSUs to be granted on March 31, 2022 are estimated based on the $9.72 closing price of our common stock on March 15, 2022 and actual amounts will depend on the closing price on the dividend payment date, March 31, 2022. The DSUs are fully vested and will be settled in shares of common stock as soon as practicable after the director terminates service on the Board.

(4)	Brian L. Acton, Jean-Marc Germain, Henry R. Keizer and Anthony R. Taccone also beneficially own 5,000, 40,000, 4,000 and 8,750 shares of our common stock, respectively.

(5)

Includes options to purchase 603,670 shares and 21,821 DSUs, including estimated dividend equivalents. Dividend equivalents are estimated based on the $9.72 closing price of our common stock on March 15, 2022 and actual amounts will depend on the closing price on the dividend payment date, March 31, 2022.

(6)	Includes options to purchase 51,000 shares.

(7)	Includes options to purchase 128,000 shares.

(8)	Includes options to purchase 120,200 shares.

(9)	Includes options to purchase 67,000 shares.

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Policies on Transactions in Company Stock, Including Anti-Hedging Provisions

All of our executive officers, directors and other employees are prohibited from engaging in hedging or monetizing transactions with respect to our securities. “Hedging transactions” or “monetizing transactions” can be accomplished through a number of possible mechanisms, including through the use of financial instruments (such as prepaid variable forwards, equity swaps, collars and exchange funds) or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities, often in exchange for all or part of the potential for upside appreciation in these securities. Because hedging transactions might permit an executive officer, director or other employee to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full rewards and risks of ownership, such hedging or monetization transactions are prohibited.

We also prohibit our executive officers, directors and other employees from engaging in put, call or other derivative transactions relating to our securities on an exchange or in any other organized market. A put is an option or right to sell a security at a specific price before a set date, and a call is an option or right to buy a security at a specific price before a set date. Because a transaction in options in our securities would, in effect, be a bet on the short-term movement of our securities and may also focus attention on short-term performance at the expense of our long-term objectives, our executive officers, directors and other employees are prohibited from engaging in such transactions. Additionally, our executive officers, directors and other employees are also prohibited from engaging in short sales of our securities. A short sale of a security is the sale of a security that the seller does not own. Because a short sale of our securities would, in effect, be a bet that the value of the security will decline, allowing a short sale could create perverse incentives for the seller.

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Proposal 1 Elect Four Directors for a Three-Year Term and One Director for a One-Year Term or Until Their Successors are Elected and Qualified

Under our Amended Certificate of Incorporation, the number of members of our Board is fixed from time to time by the Board and may be increased or decreased by the majority of directors then in office. Our Board currently consists of eleven (11) members and is divided into three classes of directors, with two classes (Classes I and II) containing four directors and one class (Class III) containing three directors, and with the directors typically serving three-year terms. Generally, a class of members is up for re-election at each annual meeting. The terms of the directors in Class I expire at this Annual Meeting. Our current Class I directors are Michel J. Dumas, Leslie D. Dunn, Jean-Marc Germain and Denis A. Turcotte.

In addition to the directors named above, David Gregory, a Class II member, is also up for re-election at this Annual Meeting as a result of Brookfield completing its May 2021 offering. Upon completion of the May 2021 Brookfield Offering, Brookfield beneficially owned approximately 24.3% of our outstanding common stock. Pursuant to the Stockholder Rights Agreement, in the event Brookfield owns or controls less than 25% of our outstanding common stock, the Brookfield directors (currently Messrs. Gregory and Turcotte) will promptly tender their resignations. The Board (excluding the Brookfield directors) will have the option, but not the obligation, to accept the Brookfield directors’ resignations. If the Board (excluding the Brookfield directors) votes not to accept these resignations, the Brookfield directors will continue to serve as members of the Board until the next annual meeting of our stockholders, regardless of the time remaining in their respective terms of office. For more information regarding the Stockholder Rights Agreement, see “Certain Relationships and Related Party Transactions.”

In accordance with the Stockholder Rights Agreement, on June 1, 2021, the Brookfield directors, including Messrs. Gregory and Turcotte, tendered their resignations from the Board with the effectiveness of such resignations conditioned upon the Board’s (excluding the Brookfield directors) acceptance thereof. After consideration and discussion, the Board (excluding the Brookfield directors) determined that not accepting the resignations of the Brookfield directors would be in the best interests of the Company and its stockholders. Accordingly, Messrs. Gregory and Turcotte continued to serve as members of the Board until this Annual Meeting.

Because the terms of the directors in Class I expire at this Annual Meeting, and as result of the completion of the May 2021 Brookfield Offering and the terms of the Stockholder Rights Agreement, five (5) of our eleven (11) directors, Michel J. Dumas, Leslie D. Dunn, Jean-Marc Germain, David Gregory and Denis A. Turcotte are standing for re-election at the Annual Meeting. Mr. Germain was appointed to our Board on October 7, 2021. Mr. Germain was selected through a comprehensive, national search process conducted by a global, independent executive search firm under the direction of the then existing G&C Committee. All of the director nominees were recommended for nomination to the Board by the Nominating and Corporate Governance Committee.

If elected, Messrs. Dumas, Germain, and Turcotte and Ms. Dunn will hold office for a three-year term until the 2025 Annual Meeting and Mr. Gregory will hold office for a one-year term until the 2023

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Annual Meeting, or until his or her successor is elected and qualified, subject to earlier retirement, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR each nominee listed below. If a nominee becomes unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board may recommend.

Required Vote

Our By-Laws require that each director receive a majority of the votes properly cast with respect to such director in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). As the election of directors at the Annual Meeting is uncontested, it requires a majority of the votes cast by, or on behalf of, the holders of Common Stock at the Annual Meeting. Abstentions and broker non-votes are not considered as votes cast “for” or “against” a director and have no effect on the election results.

If stockholders do not re-elect a nominee who is already a director, Delaware law provides that the director continues to serve on the Board as a “holdover director.” Under our By-Laws and Corporate Governance Guidelines, each director must submit an irrevocable advance resignation that will be effective if the stockholders do not re-elect him or her and the Board accepts his or her resignation. In that situation, within 90 days from the date the election results are certified, the Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation, with the Board then taking action and promptly disclosing its decision and underlying rationale in a filing with the SEC.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH

NOMINEE LISTED BELOW TO SERVE A THREE-YEAR TERM OR ONE-YEAR TERM, AS APPLICABLE, OR UNTIL HIS OR HER SUCCESSOR IS DULY ELECTED AND QUALIFIED.

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Nominees for Re-Election and Incumbent Directors

Relevant information about each director appears below, including certain information regarding our directors’ individual experience, qualifications, attributes and skills, and brief statements of those aspects of our directors’ backgrounds that led us to conclude that they should serve as directors.

Nominees for Re-Election as CLASS I MEMBERS OF THE BOARD OF DIRECTORS – Current Term Expiring at the 2022 Annual Meeting

Denis A. Turcotte

Managing Partner and Chief Operating Officer – Private Equity Group of Brookfield Asset Management Inc. Director Since: 2015 Age: 60 Committees: None

Mr. Turcotte was elected to the Board in August 2015 and became Chairman of the Board in March 2018. Mr. Turcotte previously served as Chair of the G&C Committee from July 2019 to November 2021. Mr. Turcotte is currently a Managing Partner and Chief Operating Officer – Private Equity Group of Brookfield Asset Management Inc., an alternative asset management company. Prior to joining Brookfield in 2017, Mr. Turcotte was president and chief executive officer of North Channel Management and North Channel Capital Partners, business consulting and private investing firms, from 2008 to 2017. He was also a member of the board of directors of the general partner of Brookfield Business Partners L.P., an affiliate of Brookfield, from 2016 until he joined Brookfield in 2017. From 2002 to 2008, Mr. Turcotte was the president and CEO and a director of Algoma Steel Inc., a publicly listed North American steel company, and from 1992 to 2002 held a number of senior executive positions with companies in the pulp and paper industry, including president of the paper group and executive vice-president of corporate development and strategy of Tembec Inc., a leading integrated forest products manufacturer based in Quebec. Since 2018, Mr. Turcotte has been a member of the board of directors for Altera (formerly Teekay Offshore GP L.L.C. (the general partner of Teekay Offshore Partners L.P.)) and he has been a member of the board of directors for Domtar Corporation since 2007 until November 2021 when the company was privatized and delisted. He was previously a member of the board of directors for Coalspur Mines, Ltd. from 2010 to 2015, Algoma Steel Inc. from 2002 to 2008 and Norbord Inc. from 2012 to 2018. Mr. Turcotte is qualified to serve on the Board primarily as a result of his experience in capital intensive, manufacturing-based businesses.

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Michel J. Dumas

Former Executive Vice Presdient, Finance and Chief Financial Officer of Tembec, Inc. Director Since: 2018 Age: 63 Committees: Audit (Chair) and Nominating and Corporate Governance	Mr. Dumas was elected to the Board in April 2018 and became the Presiding Independent Director in July 2019. Mr. Dumas is the Chair of the Audit Committee of the Company and presides over regularly scheduled executive sessions of the independent directors. Mr. Dumas is also a member of the Nominating and Corporate Governance Committee. Mr. Dumas has over thirty years of experience in the lumber, pulp and paper industries. From 1997 until 2017, Mr. Dumas served as the Executive Vice President, Finance and Chief Financial Officer of Tembec, Inc., a leading integrated forest products manufacturer based in Quebec. Mr. Dumas also served on the board of directors of Tembec, Inc. from January 2011 to February 2017. Mr. Dumas served as a director of Marathon Pulp Inc. from February 2000 to February 2009 and of Jager Building Systems from August 2001 to September 2008. From 1991 to 1997, Mr. Dumas was Vice President, Finance and Chief Financial Officer at Spruce Falls Inc., a newsprint mill. Prior to joining Spruce Falls Inc., from 1985 to 1991, Mr. Dumas served as Controller at Tembec, Inc. Mr. Dumas received his undergraduate degree in Commerce from the University of Ottawa. Mr. Dumas is qualified to serve on the Board primarily as a result of his extensive finance experience and knowledge of cyclical businesses.

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Leslie D. Dunn
Former Senior Vice President of Business Development and General Counsel of Cole National Corporation Director Since: 2020 Age: 76 Committees: Nominating and Corporate Governance and Compensation

Ms. Dunn was elected to the Board in August 2020. Ms. Dunn is an experienced executive, legal and governance professional. Since 2015, Ms. Dunn has been a director of New York Community Bancorp, Inc. (NYSE: NYCB), where she serves on the Audit, Compensation, and Risk Assessment Committees, and as Chair of the Nominating and Corporate Governance Committee. From 2007 to 2020, she served as an independent director of the Federal Home Loan Bank of Cincinnati, chairing its Governance Committee in addition to serving on its Audit and Compensation Committees. From 2012 to 2018, Ms. Dunn was an independent director of E&H Family Group, Inc., a family-owned private company that operates chains of supermarket and hardware stores in Ohio, where she served as Chair of the Compensation Committee and a member of the Finance Committee. Ms. Dunn’s prior board experience also includes over 15 years as a director of Telarc International Corporation, a privately-held, leading classical and jazz recording company.

Ms. Dunn previously was the Senior Vice President of Business Development and General Counsel of Cole National Corporation, a NYSE-listed specialty retailer, from 1997 until its sale in 2004. In addition to leading the development and implementation of Cole’s acquisition growth strategy, she was responsible for public disclosures, investor communications and government affairs, and was the principal corporate governance advisor to its board of directors. Prior to joining Cole, Ms. Dunn was a partner in the Business Practice Group of the Cleveland office of Jones Day, a global law firm, and previously was a partner in the corporate practice of Squire Sanders & Dempsey (now Squire Patton Boggs (US) LLP). Ms. Dunn is an active civic and philanthropic leader and among other things currently serves as the President of the David and Inez Myers Foundation. Ms. Dunn received her law degree from Case Western Reserve University School of Law and received her A.B. degree from Mount Holyoke College. Ms. Dunn is qualified to serve on the Board primarily as a result of her extensive board and corporate governance experience.

Jean-Marc Germain
Chief Executive Officer of Constellium SE Director Since: 2021 Age: 56 Committees: Compensation	Mr. Germain was elected to the Board in October 2021. Mr. Germain has served as Chief Executive Officer of Constellium SE (NYSE: CSTM), a designer and manufacturer of a broad range of innovative rolled and extruded aluminium products serving primarily the packaging, aerospace and automotive end-markets, since July 2016 and executive director of the board of Constellium since June 2016. Prior to joining Constellium, Mr. Germain was Chief Executive Officer of Algeco Scotsman, a Baltimore-based leading global business services provider focused on modular space and secure portable storages. Previously, Mr. Germain held numerous leadership positions in the aluminium industry, including senior executive roles in operations, sales & marketing, financial planning and strategy with Pechiney, Alcan and Novelis. His last position with Novelis from 2008 to 2012 was as President for North American operations. Earlier in his career, he held a number of international positions with Bain & Company and GE Capital. Mr. Germain is a graduate of Ecole Polytechnique in Paris, France and a dual French and American citizen. As Chief Executive Officer of Constellium, Mr. Germain is qualified to serve on the Board primarily as a result of his extensive financial and management experience for a global manufacturer in a complementary industry.

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Nominee for Re-Election as CLASS II MEMBERS OF THE BOARD OF DIRECTORS – Current Term Expiring at the 2022 Annual Meeting

David Gregory
Managing Partner Investments – Private Equity Group of Brookfield Asset Management Inc. Director Since: 2019 Age: 35 Committees: None	Mr. Gregory was elected to the Board in April 2019. Mr. Gregory is Managing Partner Investments – Private Equity Group of Brookfield Asset Management Inc., an alternative asset management company, where he is responsible for transaction origination and due diligence. Brookfield is an experienced operator of industrial, natural resource and other tangible asset businesses. Prior to joining Brookfield in 2010, Mr. Gregory was an analyst at Genuity Capital Markets. Mr. Gregory holds an Honors Business Administration degree from the University of Western Ontario. Mr. Gregory is qualified to serve on the Board primarily as a result of his financial and capital markets expertise and deep knowledge of the steel and graphite electrode industry.

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CLASS II MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE – Current Term Expiring at the 2023 Annual Meeting

Brian L. Acton
President of Pac Basin Resources LLC, Sierra Minerals LLC and Px Carbon LLC Director Since: 2018 Age: 70 Committees: Audit and Compensation	Mr. Acton was elected to the Board in April 2018. Mr. Acton has more than 40 years of experience in the mining and bulk materials distribution industry, primarily devoted to mining and marketing of coal, and marketing of petroleum coke and other raw materials. Since August 2013, Mr. Acton has served as President at Pac Basin Resources LLC and Sierra Minerals LLC, which are both mining and metals companies. Since August 2018, Mr. Acton has also served as President of Px Carbon LLC, a carbon marketing company. From July 2010 to June 2013, Mr. Acton served as a consultant to Oxbow Carbon & Minerals Holdings, Inc. From 1996 to 2010, Mr. Acton served as President and Chief Operating Officer of Oxbow Carbon and Minerals Holdings, Inc. Mr. Acton joined Oxbow in 1985 after working with Kaiser Resources/Westar Mining since 1978. Mr. Acton served on the board of directors of Adriana Resources Inc. from March 2012 to February 2017. While on the Board, Mr. Acton served as Chair of the Compensation Committee from 2012 to 2017 and as a member of the Audit Committee from 2014 to 2017. Mr. Acton is a graduate of Queen’s University with a Bachelor of Applied Science (Mining Engineering) degree and a Master’s in Business Administration. Mr. Acton is qualified to serve on the Board primarily as a result of his extensive experience in the carbon and steel industry.
Henry R. Keizer
Former Deputy Chairman and Chief Operating Officer of KPMG Director Since: 2021 Age: 65 Committees: Audit and Nominating and Corporate Governance

Mr. Keizer was elected to the Board in October 2021. Mr. Keizer formerly served as Deputy Chairman and Chief Operating Officer of KPMG, the U.S.-based and largest individual member firm of KPMG International, or KPMGI, a role from which he retired in December 2012. KPMGI is a professional services organization that provides audit, tax and advisory services in approximately 150 countries. Mr. Keizer previously held a number of senior leadership positions throughout his 35 years at KPMG, including Global Head of Audit from 2006 to 2010 and U.S. Vice Chairman of Audit from 2005 to 2010.

Mr. Keizer currently serves as a director of Sealed Air Corporation (NYSE: SEE) and as a trustee of the BlackRock Multi-Asset Fund Complex where he serves as a director of approximately 150 registered investment companies within the fund complex. He is also a director of Park Indemnity Ltd., a privately held Bermuda captive insurer affiliated with KPMGI. He previously served as Chairman of the Board of Hertz Global Holdings, Inc. (NYSE: HTZZ) and The Hertz Corporation from 2015 to 2021; a director and audit committee chair of WABCO Holdings Inc. (NYSE: WBC) from 2015 until it was sold in May 2020; and as a director of MUFG Americas Holdings, Inc. and MUFG Union Bank, a financial and bank holding company, from 2014 to 2016. Mr. Keizer was also a director of the American Institute of Certified Public Accountants from 2008 to 2011.

Mr. Keizer holds a Bachelor’s degree in Accounting, summa cum laude, from Montclair State University, New Jersey.

Mr. Keizer has significant management, operating and leadership skills gained as Deputy Chairman and Chief Operating Officer of KPMG and as a

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director of multiple public and private companies. Mr. Keizer, a certified public accountant, has extensive knowledge and understanding of financial accounting, internal control over financial reporting and auditing standards from his many years of experience and key leadership positions he held with KPMG. Mr. Keizer also has over four decades of diverse industry perspective gained through advising companies engaged in manufacturing, banking, insurance, consumer products, retail, and technology.

David J. Rintoul
Chief Executive Officer and President of GrafTech International Ltd. Director Since: 2018 Age: 64 Committees: None	Mr. Rintoul became Chief Executive Officer and President and was elected to the Board in March 2018. Prior to joining the Company, Mr. Rintoul served as President of U.S. Steel Tubular Products, a fully-integrated tubular products manufacturer, and as a Senior Vice President of United States Steel Corporation, an integrated steel producer, since 2014. Before that, Mr. Rintoul has served in various roles at U.S. Steel since 2007, including oversight of U.S. Steel’s Slovak and Serbian operations. Mr. Rintoul’s career in the steel industry spans 39 years with positions at both integrated and mini mill producers in the United States, Europe and Canada, including extensive minimill operational experience at North Star Bluescope Steel in Delta, Ohio from 2001 to 2005 and from construction through full operations at Acme Steel Company in Riverdale, Illinois from 1995 to 2001. Mr. Rintoul holds an Associate’s degree in Mechanical Engineering Technology from Sault College of Applied Arts and Technology, a Bachelor’s degree in Business Administration from Lake Superior State University and a Master’s degree in Business Administration from the University of Notre Dame. Mr. Rintoul is qualified to serve on the Board primarily as a result of his insights from his experience as GrafTech’s current Chief Executive Officer and President and his ability to provide guidance, operational knowledge and management perspective to the Board.

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CLASS III MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE – Current Term Expiring at the 2024 Annual Meeting

Catherine L. Clegg
Former Vice President, Workforce Strategy, Global Human Resources of General Motors Company Director Since: 2019 Age: 62 Committees: Nominating and Corporate Governance (Chair)

Ms. Clegg was elected to the Board in March 2019. Ms. Clegg retired in October 2020 from General Motors Company (“GM”), an American multinational automotive manufacturing company. Prior to her retirement she was a senior automotive industry executive with GM and has extensive experience in manufacturing operations, manufacturing engineering, labor relations, public policy and cultural transformation. From 2019 until her retirement, she was the Vice President, Workforce Strategy, Global Human Resources, with responsibility to integrate global workforce development and engagement strategies across the enterprise. She also served as an advisor to senior leadership in support of special GM initiatives related to Manufacturing and Labor Relations, and she was the lead support staff to the CEO for GM’s involvement in the Business Roundtable. Ms. Clegg previously served as Vice President Business Intelligence, Global Public Policy from 2017 to 2019, where she led policy analysis and strategy; developing and aligning business priorities in the context of government policy initiatives in key countries and regions around the world. Ms. Clegg also previously led GM’s manufacturing operations and labor relations in the US, Canada and Mexico as Vice President North America Manufacturing & Labor Relations from 2014 to 2017. She also served as Vice President Global Manufacturing Engineering from 2013 to 2014 and Vice President GMNA Labor Relations from 2010 to 2013. Since August 2020, she has been a director of Clarios International LP, a Brookfield portfolio company that manufactures low voltage automotive batteries. Ms. Clegg received her undergraduate degree from Eastern Michigan University and her MBA from University of Virginia Colgate Darden Graduate School of Business Administration. Ms. Clegg also earned a Master of Arts in Advanced Leadership Studies and completed extensive advanced coursework on Organizational Leadership at Indiana Wesleyan University, as well as executive education at Harvard University and Stanford University. Ms. Clegg is qualified to serve on the Board primarily as a result of her nearly 40 years of experience with large original equipment manufacturers in line-management positions of responsibility and accountability.

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Debra Fine
Chair and Founder of Fine Capital Partners Director Since: 2021 Age: 62 Committees: Audit

Ms. Fine was elected to the Board in October 2021. Ms. Fine serves as Chair of Fine Capital Partners, a financial services firm she founded in 2004. She was the Chief Executive Officer of Fine Capital Partners from 2004 to January 2020. Fine Capital Partners manages assets principally for university endowments and foundations.

Before establishing Fine Capital Partners, Ms. Fine was Director of Global Equities at Loews Corporation, a diversified conglomerate, from 1999 to 2004, where she built an equity investment team and managed an internal hedge fund and a dedicated real estate investment trust portfolio. She began her career as an Investment Banker at Salomon Brothers.

She earned a Bachelor of Arts degree, cum laude, from Yale University and an MBA from Harvard Business School.

Ms. Fine is currently Vice-Chair of the Board for Save the Children USA, a non-profit organization working to improve the lives of children in the United States. Ms. Fine also serves as Vice-Chair of Save the Children International, an international non-profit working to improve the lives of children through better education, health care, and economic opportunities, as well as providing emergency aid in natural disasters, war, and other conflicts. Ms. Fine is a board member of Edge Strategy AG, a SaaS Swiss-based personnel equity measurement firm serving global multi-national corporations. She is also a board member of Simprints, a UK-based non-profit organization that provides biometric identification for last-mile delivery of aid. Ms. Fine is National Association of Corporate Directors (NACD) certified.

Ms. Fine has deep knowledge of capital markets. She also has expertise in evaluating strategic challenges, capital allocation alternatives, and effective ways to generate long term value for shareholders. She has decades of experience evaluating senior management teams and the efficacy of their strategic plans and a deep understanding of effective board governance. She is skilled at understanding the key drivers of profitability across various industries with particular domain expertise in all parts of the steel supply chain.

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Anthony R. Taccone
Founding Partner and Co-Owner of First River LLC Director Since: 2018 Age: 61 Committees: Nominating and Corporate Governance and Compensation (Chair)	Mr. Taccone was elected to the Board in April 2018. Mr. Taccone has over thirty years of experience consulting to companies in the global steel industry and companies with interests in the steel industry, including suppliers, customers and investors. Since March 1998, Mr. Taccone has served as a Founding Partner and co-owner of First River LLC, a boutique strategy consulting firm. While at First River, Mr. Taccone has worked with senior management teams, boards of directors, investors and government agencies on challenging and complex issues facing companies in the steel industry, including financial restructurings, capacity rationalizations, mergers and acquisitions, major capital investment decisions, raw material integration strategies, and investments in downstream businesses. Prior to joining First River, Mr. Taccone was a strategy consultant at Beddows & Company from 1988 to 1998. From 1994 until 1998, Mr. Taccone was the North American practice leader and served on Beddows and Company’s Board of Directors. Prior to his career as a steel industry consultant, Mr. Taccone worked as a Country Risk Economist from 1985 to 1987 and an Industry Economist from 1987 to 1988 at Mellon Bank. Mr. Taccone received his undergraduate degree in economics from Washington & Jefferson College and a Master’s degree in economics from Duke University. Mr. Taccone is qualified to serve on the Board primarily as a result of his deep knowledge of the global steel industry, over 30 years of experience helping steel and related companies to develop and implement effective strategies to achieve profitable growth and significant experience working with senior management teams and boards of directors.

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Proposal 2 Ratify the Selection of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2022

The Audit Committee has selected, and the Audit Committee and the Board recommend stockholder ratification of, Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2022. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements.

Deloitte & Touche LLP has served as our independent registered public accounting firm since 2015. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders.

Although ratification by stockholders is not required by law or by our By-Laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider their selection.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they choose and will also be available to respond to appropriate questions from stockholders.

Required Vote

Approval of this ratification requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon. Therefore, abstentions will have the effect of votes against this proposal. NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected.

THE AUDIT COMMITTEE AND THE BOARD RECOMMEND THAT YOU VOTE “FOR” THE

RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2022 FISCAL YEAR.

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Audit Committee Report

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements and internal controls over financial reporting, in accordance with standards of the U.S. Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee is also responsible for monitoring and reviewing these processes.

The Audit Committee reviewed and discussed the Company’s audited financial statements for fiscal year 2021 (ended December 31, 2021) with the Company’s management, including the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by the applicable requirements of the PCAOB and the SEC. Deloitte & Touche LLP provided, and the Audit Committee received, the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Deloitte & Touche LLP its independence and has considered whether the firm’s provision of non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with, and its review of information provided by, management and Deloitte & Touche LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

By the Audit Committee of the Board of Directors of GrafTech International Ltd.

AUDIT COMMITTEE

Michel J. Dumas (Chair)

Brian L. Acton

Debra Fine

Henry R. Keizer

GrafTech International Ltd. | 2022 Proxy Statement / 39

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2021 and 2020:

	2021	2020
Audit Fees	$1,815,447	$1,794,121
Audit-Related Fees	7,159	—
Tax Fees	251,845	201,055
All Other Fees	2,047	2,000

Total Fees	$2,076,498	$1,997,176

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services.

Audit Fees. These fees relate to professional services rendered in connection with the annual audit of our consolidated financial statements; reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q; and consultations regarding the accounting, financial reporting and audits of subsidiaries, including statutory audits required by foreign jurisdictions and audits required by the agreements related to our securitizations.

Audit-Related Fees. This fee relates to validating the share of costs spent on energy for one of the Company’s subsidiaries in Europe.

Tax Fees. These include fees for consulting services related to tax planning, advice and assistance with international and other tax matters.

All Other Fees. This fee relates to an annual subscription to an accounting research tool.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services to be performed by our independent registered public accounting firm. This policy requires that we do not engage our independent registered public accounting firm to render audit or non-audit services unless the Audit Committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that we expect our independent registered public accounting firm to provide during the next 12 months. The Audit Committee may also authorize any Audit Committee member to approve any audit or non-audit services that our independent registered public accounting firm provides. Any approval of services by an Audit Committee member pursuant to this delegated authority is to be reported at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

40 / GrafTech International Ltd. | 2022 Proxy Statement

Proposal 3 Approve, on an Advisory Basis, our Named Executive Officer Compensation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we provide our stockholders the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement.

We believe that NEO compensation should be focused on promoting Company performance and stockholder value. To achieve these goals, our NEO compensation program emphasizes pay for performance and aligning the interests of our NEOs with those of our stockholders through the use of long-term incentives and the encouragement of equity ownership. In addition, our NEO compensation program is designed to allow us to recruit, retain and motivate employees who play a significant role in our current and future success. Please read the Compensation Discussion and Analysis section below and the related tables and narratives for more information about the compensation of our NEOs.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs. This vote is advisory only and is not binding. Although the vote is non-binding, our Board and Compensation Committee value the opinions of our stockholders, and our Board and Compensation Committee expect to consider the outcome of the vote when making future compensation decisions for our NEOs. We are currently conducting this advisory vote, commonly known as a “say-on-pay” vote, every year and expect to hold the next say-on-pay vote in connection with the annual meeting of stockholders to be held in 2023.

Accordingly, we ask our stockholders to vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the related tables and accompanying narrative.”

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon. Therefore, abstentions will have the effect of votes against this proposal and broker non-votes will have no effect on the outcome.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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Executive Compensation

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis (“CD&A”) describes the objectives of our NEO compensation program, each element of our NEO compensation program, why we chose to pay each element, how we determine the amount of each element to pay, and how each compensation element fits into our overall compensation objectives, among other things, for each of our NEOs who are listed below and named in the 2021 Summary Compensation Table. For the year ended December 31, 2021, our NEOs were:

•	David J. Rintoul, Chief Executive Officer and President
•	Timothy K. Flanagan, Chief Financial Officer, Vice President Finance and Treasurer
•	Quinn J. Coburn, Senior Vice President
•	Jeremy S. Halford, Executive Vice President, Chief Operating Officer
•	Gina K. Gunning, Chief Legal Officer and Corporate Secretary
•	Iñigo Perez Ortiz, Senior Vice President, Commercial

On October 11, 2021, Mr. Halford transitioned from his prior position as Senior Vice President, Operations and Development to the new position of Executive Vice President, Chief Operating Officer. On November 29, 2021, Mr. Coburn transitioned from his prior position as Chief Financial Officer, Vice President Finance and Treasurer to his temporary position of Senior Vice President, and Mr. Flanagan joined us as our new Chief Financial Officer, Vice President Finance and Treasurer. On February 22, 2022, Mr. Rintoul announced his intention to retire at the end of June 2022. For more information about our current executive officers, see our Annual Report on Form 10-K for the year ended December  31, 2021.

Executive Summary

Our executive compensation program is driven by our strategic goals with an emphasis on paying for performance. This program has previously relied primarily upon the two elements of competitive base salary and a performance-based annual cash incentive plan, the Short-Term Incentive Plan (“STIP”). The STIP is designed to reward employees based on the financial and operational performance of the Company and is based on the achievement of Adjusted EBITDA as the key performance objective. See Appendix A to this Proxy Statement for additional information, including how we define Adjusted EBITDA and a reconciliation to Net Income, which is the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States.

Longer term incentive compensation has also been part of our NEO compensation program. Following our acquisition by Brookfield in 2015, and until our IPO in 2018, we did not use equity awards for incentivizing long-term performance. Instead, we adopted a long-term cash incentive program at the time of the acquisition, the GrafTech International Ltd. Long-Term Incentive Plan (the “LTIP”), designed to retain senior management of the Company, to incentivize them to make decisions with a long-term view and to motivate and influence behavior on their part that is consistent with maximizing value for the stockholders of the Company in a prudent manner. Mr. Coburn is the only NEO who participates in the LTIP. The May 2021 Brookfield Offering constituted a “Change in Control” under the LTIP. A “Change in Control” under the LTIP is defined as, among other things, a transaction or series of transactions following our 2018 initial public offering by which Brookfield ceases to have a beneficial

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ownership interest of at least 30% of the Company’s outstanding voting securities. Upon completion of the May 2021 Brookfield Offering, Brookfield beneficially owned approximately 24% of the Company’s outstanding voting securities. Accordingly, Mr. Coburn received a payment under the LTIP of approximately $25.3 million, which payment is reflected in the 2021 Summary Compensation Table below.

Since our IPO in 2018, we have reviewed the structure of our long-term incentive program and continue to focus on the goal of creating long-term value for our stockholders by including a blend of shorter term cash-based and longer term equity-based incentives. Since 2019, we have provided our executive leadership team with long-term incentive program awards under our Equity Plan adopted at the time of our IPO. These equity awards are designed to continue to help retain senior management of the Company and to incentivize them to make decisions with a long-term view and to motivate and influence behavior on their part that is consistent with maximizing value for the stockholders of the Company in a prudent manner. In 2021, we approved grants of service-based stock options and restricted stock units (“RSUs”) to the NEOs as new awards under the Equity Plan.

2021 Business Highlights

In 2021, GrafTech delivered another year of strong results. Net sales increased by $121.4 million, or 10%, from $1.224 billion in 2020 to $1.346 billion in 2021. Stronger demand for our products in 2021 resulted in a 24% increase in sales volume compared to 2020. Partially offsetting the increased volume was a decrease in average realized sales prices. Net income decreased by $46.0 million, or 11%, from $434.4 million in 2020 to $388.3 million in 2021. This decrease was primarily the result of the impact of a one-time LTIP pre-tax charge of $73.4 million (for payments to participants under the LTIP, such as Mr. Coburn). Adjusted Net Income1 increased by $42.1 million, or 10%, from $422.5 million in 2020 to $464.6 million in 2021 and Adjusted EBITDA1 increased by $11.0 million, or 2%, from $658.9 million in 2020 to $669.9 million in 2021.

(1)

A non-GAAP measure. See Appendix A to this Proxy Statement for additional information, including how we define these measures and a reconciliation to Net Income, the most directly comparable financial measure calculated and presented in accordance with United States GAAP.

In addition, we made significant progress strengthening our capital structure in 2021 by continuing our commitment to reduce debt and maintain balance sheet flexibility. Over the course of the year, we reduced debt by $400 million. In addition, in 2021 we returned approximately $60.6 million to our

GrafTech International Ltd. | 2022 Proxy Statement / 43

stockholders in the form of stock repurchases and dividends. In November 2021, our Board of Directors approved an additional $150 million in open market stock repurchases, in addition to the $100 million open market stock repurchase authorized in July 2019. As of December 31, 2021, the Company was authorized to repurchase up to $159 million in shares of the Company’s common stock, inclusive of $9 million remaining under the July 2019 authorization.

2021 Compensation Highlights

Key 2021 executive compensation highlights include the following:

•

2021 Base Salary Increases. For 2021, we provided increases in base salaries (ranging from 6.4% to 13.3%) for our NEOs who were serving at the start of the year that generally reflected merit and cost of living adjustments, as well as market factors. Mr. Halford’s total base salary increase for 2021 also reflected his October 2021 promotion. Mr. Flanagan received a newly negotiated base salary when he joined the Company in November 2021.

•

2021 Annual Cash Incentive Performance. Because the Company achieved Adjusted EBITDA of $670 million for 2021, the NEOs’ annual cash incentive awards under the STIP paid out at a level of 107.5% of target.

•

LTIP Payment. The May 2021 Brookfield Offering constituted a “Change in Control” under the LTIP resulting in Mr. Coburn receiving a payment under the LTIP of approximately $25.3 million, which payment is reflected in the 2021 Summary Compensation Table below.

•

2018, 2019, 2020 and 2021 Stock Option and RSU Awards. The vesting of stock option and RSU awards granted to each of our NEOs since our IPO in 2018 (except for the option award granted to Ms. Gunning in 2018) was accelerated in connection with the May 2021 Brookfield Offering (which offering resulted in a change in control under the applicable RSU and stock option grant award agreements). The intrinsic value for these accelerated equity awards is reflected in Footnote 4 to the 2021 Summary Compensation Table.

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Overview of Executive Compensation Practices

What We Do		What We Don’t Do
✓

Independent Compensation Committee.

Each member of our Compensation Committee meets the independence requirements under SEC rules and NYSE listing standards, including the heightened standards applicable to Compensation Committee members.

		Æ	No Significant Perquisites. We provide only limited perquisites.

✓	Clawback Policy. Long-term incentive compensation is subject to clawback and recoupment.	Æ	No Hedging. All of our executive officers, directors and other employees are prohibited from engaging in hedging or monetizing transactions with respect to our securities.

✓	Independent Compensation Consultant. The Compensation Committee uses an independent compensation consultant that provided no other services to our Company in 2021.	Æ	No Speculative Trading. We also prohibit our executive officers, directors and other employees from engaging in short sales, put, call or other derivative transactions relating to our securities.

✓	Annual Say-on-Pay Vote. Our stockholders have the opportunity to cast an advisory vote to approve our NEO compensation every year.	Æ	No Above-Market Earnings on Deferred Compensation. We do not pay guaranteed, above-market or preferential interest or earnings on deferred compensation.

✓	Double-Trigger Change in Control. Our long-term incentive award agreements approved in 2022 contain “double-trigger” acceleration provisions for vesting upon a change in control.

Impact of Last Year’s Say-on-Pay Vote

Our stockholders have been supportive of our executive compensation practices. In 2021, our G&C Committee and Board submitted to our stockholders an advisory vote to approve our NEO compensation, commonly known as a “say-on-pay” vote. Our say-on-pay vote is submitted to our stockholders annually and the next required say-on-pay vote to determine the frequency for future say-on-pay votes will be no later than 2025. We received over 81% approval of our say-on-pay proposal at our 2021 Annual Meeting. The G&C Committee was reconfigured into a separate Compensation Committee and Nominating and Corporate Governance Committee on November 11, 2021. The Compensation Committee believes the voting results from the 2021 Annual Meeting demonstrate significant support for our NEO compensation program, and the Compensation Committee does not believe our executive compensation program requires any material changes. Neither the G&C Committee nor the Compensation Committee chose to make any substantial changes to the existing program for our NEOs for 2021 specifically in response to the 2020 say-on-pay voting result. The Compensation Committee will, however, continue to work with its advisers to monitor changes in executive compensation practices in the Company’s competitive market.

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Overview of Our 2021 Executive Compensation Program

The design and operation of our NEO compensation program reflect our objectives of driving financial and operational performance that will deliver value and propel growth, while attracting and retaining talented executive leadership.

The primary elements of our NEO compensation program for 2021 are shown in the following table. The amounts of compensation were determined by the G&C Committee based on the objectives described below. The G&C Committee did not solely rely on formulas or survey results, but instead it used its judgment based on its assessment of the Company’s objectives and performance in light of those objectives. The CEO played no role in determining his own compensation. He did make recommendations, in particular with regard to base salary increases, regarding the compensation of his direct reports.

The G&C Committee has engaged Meridian Compensation Partners with respect to executive compensation and has assessed their independence. Meridian Compensation Partners does not perform any work for the Company other than providing executive compensation advice to the Compensation Committee, and the Compensation Committee has determined Meridian’s work for the Compensation Committee raises no conflicts of interest.

Element	Objectives and Key Features
Base Salary

Values the competencies, skills, experience and performance of individual executives.

Attracts and helps retain executive talent by providing a fixed level of compensation that is financially stable and not “at risk.”

Annual Cash Incentive Awards STIP	Allows for competitive incentives to executive officers by having a portion of their annual cash compensation be dependent upon annual performance and “at risk.”
Long-Term Incentive Compensation RSUs and Options LTIP Cash Award	Multi-year awards that incentivize long-term value creation, including stock options that align the interests of our NEOs with those of our stockholders and long-term cash incentives and RSUs to help ensure retention of key talent.
Retirement Savings Plan (the “Savings Plan”)

Allows for market-based 401(k) retirement savings benefits in a tax-efficient manner.

Broad-based plan under which we make matching contributions that vary based on the employee’s contribution and eligible earnings, up to the limits set by the Code.

Compensation Deferral Plan	Allows for savings in a tax-efficient manner. A non-qualified deferred compensation plan that allows non-qualified deferrals of up to 50% of base salary and 85% of annual cash incentive award.
Health, Welfare and Other Benefits

Attract and help retain executives by providing competitive health, welfare and other benefits.

Generally, benefits are made available to NEOs on the same basis as made available to other eligible employees.

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Mix of 2021 Compensation Components

The following chart illustrates the mix of the key compensation components for our NEOs for 2021. The percentages reflect the amounts of 2021 base salary as of the end of the year, targeted 2021 annual cash incentive compensation, and the aggregate grant date fair values of stock options and RSUs granted in 2021. The Average Other NEOs chart does not include compensation amounts for Mr. Flanagan as he did not receive long-term incentive or annual incentive awards in 2021.

Key Components of Our 2021 Executive Compensation Program

2021 Base Salaries

We pay base salaries to provide a fixed amount of compensation that is not subject to performance-related risk commensurate with the NEOs’ scope of their responsibilities, the length of their experience performing those responsibilities and their performance. Based on these factors, the Compensation Committee (formerly the G&C Committee) reviews base salaries for NEOs at least annually in the first quarter of each year and at other times, as appropriate, in connection with a promotion or other change in responsibility. The Compensation Committee also generally takes into account market data provided by our compensation consultant with respect to comparable positions. Any changes to base salaries typically go into effect on April 1st of each year or in connection with a hiring or a promotion. In 2021, the G&C Committee approved increases in base salaries for the NEOs who were serving at the start of the year. The increases reflected merit and cost of living adjustments, as well as market factors, in order to incentivize and help retain such individuals as a component of an appropriate mix of base salary and performance-based compensation. Mr. Halford experienced a larger increase in base salary in 2021 due to his promotion to Executive Vice President, Chief Operating Officer in October 2021. Mr. Flanagan’s base salary was newly negotiated with us on an arm’s length basis when he joined the Company in November 2021. Annual base salary rate amounts that were in effect as of the end of 2020 and 2021 for each of our NEOs are set forth below:

Name	2020 Salary ($)	% Increase for 2021	2021 Salary ($)
David J. Rintoul	695,250	11.5%	775,000
Timothy K. Flanagan(1)	-	N/A	430,000
Quinn J. Coburn	395,300	8.8%	430,000
Jeremy S. Halford(2)	463,500	13.3%	525,000
Gina K. Gunning	357,100	6.4%	380,000
Iñigo Perez Ortiz(3)	421,999	9.1%	460,362

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(1)	2021 amount reflects annualized salary; Mr. Flanagan commenced employment on November 29, 2021. Actual salary received for 2021 is presented in the 2021 Summary Compensation Table below.
(2)	Mr. Halford was promoted to Executive Vice President, Chief Operating Officer in October 2021. In connection with his promotion, his annual base salary rate was increased to $525,000 from $485,000.
(3)

Mr. Perez received his base salary amounts in 2020 and 2021 in the form of Swiss Francs (CHF). The amounts for Mr. Perez are shown in United States Dollars (USD) using a foreign currency exchange rate of 1.0961 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2021.

Annual Cash Incentive Compensation for 2021 - STIP

The STIP allows us to provide competitive incentives to our NEOs by having a portion of their annual cash compensation be dependent upon annual performance and “at risk.” This motivates and rewards executive officers for the achievement of a targeted financial performance. The STIP generally requires the NEO to be employed with the Company on the payment date, which usually is March 31st of the following year, in order to be entitled to the award, unless the NEO experiences a mandatory retirement, death, or disability, between the last day of the fiscal year and the payment date. As a result, we believe these awards not only motivate performance but also encourage retention of our NEOs.

For 2021, the STIP award was primarily based on a target of $655 million Adjusted EBITDA, a non-GAAP financial measure. See the attached Appendix A for how we define Adjusted EBITDA as well as a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure. The G&C Committee chose Adjusted EBITDA as the performance measure as it is the primary metric used by our management and our Board to establish budgets and operational goals for managing our business and evaluating our performance.

Annual incentive awards were designed to provide a possible payout ranging from a minimum, guaranteed fixed payment of at least 0.3x of target annual incentive (30% of target), to an aggregate payment of up to 2.0x the target annual incentive (200% of target). Payment multiples were designed to be determined using straight line interpolation between the minimum guaranteed amount and target (1.0x or 100% target payout), and target and maximum, respectively. Payouts of the 2021 cash incentive awards were calculated at the following scale (with amounts straight-line interpolated between threshold and target and between target and maximum):

Adjusted EBITDA (in millions)	Multiplier
≤ $445	0.3x
$655	1.0x
≥ $855	2.0x

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The 2021 target award opportunities for the named executive officers, including reflected as a percentage of 2021 base salary, were as follows:

Name	2021 Target Award(1)	Target Award as a Percentage of Base Salary
David J. Rintoul	$775,000	100%
Timothy K. Flanagan(2)	-	-
Quinn J. Coburn	$322,500	75%
Jeremy S. Halford	$373,125	75% and 80%(1)
Gina K. Gunning	$247,000	65%
Iñigo Perez Ortiz(3)	$345,272	75%

(1)

The target award as a percentage of base salary for 2021 remained unchanged from the 2020 percentage for each of our NEOs other than Mr. Halford, whose target award as a percentage of base salary for 2021 was increased from 75% to 80% in connection with his October 2021 promotion to Executive Vice President, Chief Operating Officer.

(2)	Because Mr. Flanagan did not join the Company until November 29, 2021, he was not eligible to participate in the STIP for 2021 per the terms of the STIP.
(3)

Mr. Perez received his annual cash incentive award in the form of Swiss Francs (CHF). The amount for Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.0961 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2021.

In 2021, the Company achieved Adjusted EBITDA of $670 million, which resulted in a multiplier of 1.075x (or 107.5% of target awards). The 2021 cash incentive payouts for the NEOs are set forth below.

Name	2021 STIP Award
David J. Rintoul	$833,125
Timothy K. Flanagan(1)	-
Quinn J. Coburn	$346,688
Jeremy S. Halford	$401,109
Gina K. Gunning	$265,525
Iñigo Perez Ortiz(2)	$371,167

(1)	Because Mr. Flanagan did not join the Company until November 29, 2021, he was not eligible to participate in the STIP for 2021 per the terms of the STIP.
(2)

Mr. Perez received his annual cash incentive award in the form of Swiss Francs (CHF). The amount for Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.0961 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2021.

Discretionary Bonuses

No additional cash bonuses were paid to our NEOs in fiscal year 2021. Amounts are shown under the Bonus column in the 2021 Summary Compensation Table below because the SEC rules and regulations require us to show the guaranteed portion of our STIP under the Bonus column.

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Long-Term Incentive Compensation for 2021

We provide long-term incentive compensation to senior management. Our long-term incentive program is designed to help retain senior management of the Company and to incentivize them to make decisions with a long-term view and to motivate and influence behavior on their part that is consistent with maximizing value for the stockholders of the Company in a prudent manner. Outstanding awards have been made under our Equity Plan. Our Equity Plan allows us to grant options and other stock-based awards, including RSUs and DSUs.

The 2021 long-term incentive awards were allocated 50% to RSUs and 50% to stock options. The RSUs are designed to help ensure long-term retention of key talent and the stock options are designed to align the interests of our NEOs with those of our stockholders. The 2021 long-term incentive awards were determined using a multiple of base salary and then converted to a number of shares for each NEO, based on the 30-day average closing price preceding the grant date. The amount of shares subject to each RSU award and stock option grant was then rounded up or down to the nearest thousand. The multiple of base salary for each NEO remained unchanged from the 2020 multiple of base salary. Each of our NEOs who received awards in 2021 received a higher amount of award than the awards received in 2020 as a result of their increased salaries for 2021.

The long-term incentive award opportunities for the NEOs’ 2021 targeted compensation opportunities were as follows:

Name	2021 Base Salary(1)	x	Multiple of Base Salary	÷	30 Day Avg. Closing Price	=	No. of Options and RSUs Granted
David J. Rintoul	$775,000		1.3857x		$10.56		102,000
Timothy K. Flanagan(2)	-		-		-		-
Quinn J. Coburn	$430,000		0.9238x		$10.56		38,000
Jeremy S. Halford	$485,000		0.9238x		$10.56		42,000
Gina K. Gunning	$380,000		0.9238x		$10.56		33,000
Iñigo Perez Ortiz	CHF 420,000		0.9238x		$10.56		37,000

(1)	Base salary amounts used to calculate long-term incentive award opportunities were based on the base salaries in effect as of April 1, 2021.
(2)	Because Mr. Flanagan did not join the Company until November 29, 2021, he did not receive long-term incentive awards for 2021.

Restricted Stock Units Granted in 2021

We awarded time-based RSUs to each of our NEOs in March 2021 other than Mr. Flanagan who did not receive RSUs in 2021 due to joining the Company in November 2021. The RSUs generally vest ratably over five years on each anniversary of the date of grant, subject to acceleration in certain circumstances. As soon as practicable following each vesting date, the NEO receives one share of common stock in respect of each vested RSU. The RSUs accrue dividend equivalents with such dividend equivalents vesting on the same schedule as the shares underlying the RSUs. On May 27,

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2021 we experienced a change in control when the May 2021 Brookfield Offering was completed, which caused these RSUs to become fully vested. The RSUs granted in 2021 were as follows:

Name	RSUs Granted in 2021
David J. Rintoul	102,000
Timothy K. Flanagan	-
Quinn J. Coburn	38,000
Jeremy S. Halford	42,000
Gina K. Gunning	33,000
Iñigo Perez Ortiz	37,000

Stock Options Granted in 2021

We awarded stock options to each of our NEOs in March 2021 other than Mr. Flanagan who did not receive stock options in 2021 due to joining the Company in November 2021. The exercise price for stock options is set at the closing stock price on the date of grant, which was $11.48 on March 4, 2021. The stock options generally vest ratably over five years on each anniversary of the date of grant, subject to acceleration in certain circumstances. On May 27, 2021 we experienced a change in control when the May 2021 Brookfield Offering was completed, which caused these stock options to become fully vested. Stock options remain outstanding for up to ten (10) years from the date of grant. The stock options granted in 2021 were as follows:

Name	Stock Options Granted in 2021
David J. Rintoul	102,000
Timothy K. Flanagan	-
Quinn J. Coburn	38,000
Jeremy S. Halford	42,000
Gina K. Gunning	33,000
Iñigo Perez Ortiz	37,000

2021 LTIP Payout

As previously mentioned, Mr. Coburn is our only NEO who was a participant during 2021 in the LTIP. Under the LTIP, in 2015, Mr. Coburn was awarded profits units that were designed to vest in equal increments over a five-year period beginning on the first anniversary of the grant date and subject to continued employment with the Company through each vesting date. Unvested profit units that were not forfeited were designed to accelerate and become fully vested upon a Change in Control (as defined in the LTIP). Profit units were intended to be settled in a lump sum payment within 30 days following a Change in Control based on the “Sales Proceeds” received by Brookfield in connection with the Change in Control in excess of a “Threshold Value” (Brookfield’s capital contributed to or invested in the Company, as determined by the Board in its sole discretion).

The LTIP defined “Sales Proceeds” as the sum of all proceeds actually received by Brookfield, net of all “Sales Costs” (1) as consideration (whether cash or equity) upon the Change in Control and (2) as distributions, dividends, repurchases, redemptions or otherwise as a holder of equity interests in the Company. Proceeds that were not paid upon or prior to or in connection with the Change in Control

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(including earn-outs, escrows and other contingent or deferred consideration) became “Sale Proceeds” only as and when such proceeds were received by Brookfield. “Sales Costs” means any costs or expenses (including legal or other advisor costs), fees (including investment banking fees), commissions or discounts payable directly by Brookfield in connection with, arising out of or relating to a Change in Control, as determined by the Board in its sole discretion.

The May 2021 Brookfield Offering constituted a “Change in Control” under the LTIP, resulting in Mr. Coburn receiving a payment under the LTIP of approximately $25.3  million, which payment is reflected in the 2021 Summary Compensation Table below.

Other Arrangements, Policies and Practices

Employment Agreements

We do not have employment agreements with our NEOs, other than Mr. Rintoul (which is described below following the Summary Compensation Table), but we are a party to offer letters with our other NEOs. See below under the “Potential Payments Upon Termination or Change in Control” section for more information about these arrangements.

Savings Plan and Other Benefits

All of our regular, full-time U.S. employees, including eligible NEOs, may participate in our 401(k) Savings Plan. Mr. Perez, in particular, participates in a similar Swiss retirement benefit plan. In 2021, we made a matching contribution to the Savings Plan for each participant who elected to contribute to the Savings Plan. The 2021 matching contribution was 100% of the first 5% of compensation that a participant contributed. Matching contributions under the Savings Plan are fully vested. In addition to matching contributions, we make employer contributions to the Savings Plan each year equal to 3% of a participant’s eligible cash-based compensation, including base salary and STIP earnings, up to the applicable limits under tax rules. A participant becomes vested in these employer contributions to the Savings Plan once he or she has completed three years of service. We also made a contribution to the retirement benefit plan in which Mr. Perez participates, as further described below.

Our eligible NEOs may participate in the same medical, life and disability insurance programs and other welfare plans as the rest of our employees, including on substantially similar terms. In addition, we provide Mr. Halford with certain allowances, perquisites and tax reimbursement or equalization payments directly tied to his international assignment in Switzerland, as further described below.

Policies on Transactions in Company Stock, Including Anti-Hedging Provisions

Our Insider Trading Policy imposes limits as to when and how Company employees, including our executive officers and directors, can engage in transactions in our securities and prohibits short sales, put, call or other derivative transactions, or hedging transactions, in each case, with respect to our common stock. See “Corporate Governance—Policies on Transactions in Company Stock, Including Anti-Hedging Provisions” above.

Recoupment Policy

The terms of our equity-based awards (other than the stock options granted under the Rintoul Agreement (as defined below)) (1) entitle, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which our shares are listed for trading, the Company to recoup compensation of whatever kind paid by the Company at any time under our Equity Plan and (2) provide for reduction, cancellation, forfeiture or recoupment of an award if the participant engages in Detrimental Conduct. “Detrimental Conduct” means activities which have been, are or

52 / GrafTech International Ltd. | 2022 Proxy Statement

would reasonably be expected to be detrimental to the interests of the Company, as determined in the sole and good faith judgment of the Compensation Committee. Such activities would include unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding, and misappropriation of property.

Compensation Committee Report

The Compensation Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and its discussions with management, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2022 Annual Meeting of Stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

COMPENSATION COMMITTEE

Anthony R. Taccone (Chair)

Brian L. Acton

Leslie D. Dunn

Jean-Marc Germain

GrafTech International Ltd. | 2022 Proxy Statement / 53

Compensation Tables and Related Information

2021 Summary Compensation Table

The following table sets forth information concerning the compensation of the Company’s NEOs for the fiscal years ended December 31, 2021, 2020 and 2019, as applicable.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(4)	Total ($)
David J. Rintoul	2021	755,063	232,500	1,170,960	662,909	600,625	23,200(5)	3,445,257
Chief Executive Officer	2020	691,875	208,575	765,850	259,307	486,675	21,243	2,433,525
and President	2019	666,667	363,150	1,002,000	—	244,350	84,891	2,361,058

Timothy K. Flanagan(6)	2021	39,141	—	—	—	—	2,788(7)	41,929
Chief Financial Officer, Vice President Finance and Treasurer

Quinn J. Coburn(6)	2021	421,325	96,750	436,240	246,966	249,938	25,348,091(8)	26,799,310
Senior Vice President	2020	393,383	88,943	117,130	39,659	207,532	26,301	872,948
	2019	381,933	154,863	—	—	104,202	26,146	667,144

Jeremy S. Halford	2021	488,728	111,937	482,160	272,963	289,172	1,069,029(9)	2,711,005
Executive Vice	2020	461,250	104,288	324,360	109,824	243,337	503,468	1,746,527
President, Chief Operating Officer	2019	300,000	151,313	557,000	212,191	101,812	185,078	1,507,394

Gina K. Gunning	2021	374,275	74,100	378,840	214,471	191,425	23,200(10)	1,256,311
Chief Legal Officer and	2020	355,366	69,635	243,270	82,368	162,480	24,193	937,312
Corporate Secretary	2019	344,750	121,241	267,200	107,272	81,579	26,293	948,335

Iñigo Perez Ortiz(11)	2021	450,771	103,582	424,760	240,467	267,585	60,638(12)	1,547,803
Senior Vice President, Commercial	2020	370,269	79,767	270,300	91,520	186,123	30,937	1,028,916

(1)

The 2021 salary amounts for each of our NEOs are prorated to reflect that their annual base salary rates for 2021 did not become effective until April 1, 2021. The 2021 salary amount for Mr. Halford was further prorated to reflect the raise he received in October 2021 in connection with his promotion to Executive Vice President, Chief Operating Officer. Mr. Perez received his salary in the form of Swiss Francs (CHF). The 2021 salary amount for Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.0961 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2021.

(2)

For 2021, represents payments under the STIP, the performance-based components of which are included in the “Non-Equity Incentive Plan Compensation” column and the guaranteed portions of which are included in the “Bonus” column. Mr. Perez received his non-equity incentive plan compensation in the form of Swiss Francs (CHF). The 2021 non-equity incentive plan compensation amount for Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.0961 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2021.

(3)

For 2021, reflects the aggregate grant date fair value pursuant to FASB ASC Topic 718, Compensation – Stock Compensation of RSUs and stock options, as applicable, granted under our Equity Plan. The values of the stock options were calculated using a Black-Scholes option pricing model. The assumptions used in this model are as described in Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(4)

This column does not reflect the accelerated vesting and payment of any outstanding equity awards for each of the NEOs in connection with the May 2021 Brookfield Offering that resulted in a change in control under the applicable RSU award agreements and stock option grant award agreements other than awards made under the 2018 form of

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stock option grant agreement. The intrinsic value for these accelerated equity awards is not included in the “All Other Compensation” column because applicable amounts covering these awards were disclosed previously in the Summary Compensation Table in prior years (and thus would represent double-counting if included again this year), and do not represent additional compensation. However, to provide stockholders with context for these amounts, the intrinsic values are included here in this footnote as follows: Mr. Rintoul: $2,864,774 RSUs and $453,560 options; Mr. Coburn: $638,984 RSUs and $107,000 options; Mr. Halford: $1,346,729 RSUs and $250,680 options; Ms. Gunning: $886,563 RSUs and $145,080 options; and Mr. Perez: $807,484 RSUs and $161,760 options.
(5)	Consists of $14,500 in matching contributions and an $8,700 Company contribution to the Savings Plan.
(6)

Mr. Flanagan joined the Company as Chief Financial Officer, Vice President Finance and Treasurer on November 29, 2021, succeeding Mr. Coburn, who served as the Company’s Chief Financial Officer, Vice President Finance and Treasurer in 2021 through November 28, 2021. Compensation information is not shown for 2019 and 2020 for Mr. Flanagan because he was not a NEO during those years.

(7)	Consists of $1,614 in matching contributions and a $1,175 Company contribution to the Savings Plan.
(8)

Consists of $14,500 in matching contributions, an $8,700 Company contribution to the Savings Plan, and a $25,324,891 payment to Mr. Coburn as a result of the Company experiencing a change in control under the LTIP when the May 2021 Brookfield Offering was completed. For more information about the LTIP payout, see the discussion under “2021 LTIP Payout” in the CD&A above.

(9)

Consists of $14,500 in matching contributions and a $8,700 Company contribution to the Savings Plan, $12,000 for allowances related to his international assignment to Switzerland, $83,228 in reimbursed housing and living costs in Switzerland, $1,198 in United States tax equalization payments with respect to the 2020 calendar year, $2,450 in tax preparation services and $895,442 in tax equalization payments for Switzerland taxes, all attributable to his international assignment, and $51,511 in gross-ups related to his international assignment.

(10)	Consists of $14,500 in matching contributions and a $8,700 Company contribution to the Savings Plan.
(11)	On February 17, 2020, Mr. Perez joined the Company as Senior Vice President, Commercial. Compensation information is not shown for 2019 for Mr. Perez because he was not a NEO during that year.
(12)

Consists of $57,876 in Company contributions to the GrafTech Switzerland retirement benefit plan and $2,762 in subsidies for health care. Mr. Perez received these figures in the form of Swiss Francs (CHF). The 2021 all other compensation amount for Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.0961 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2021.

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2021 Grants of Plan-Based Awards Table

The following table sets forth, for each of the NEOs, the grants of awards under our Equity Plan and our STIP during the fiscal year ended December 31, 2021.

Name	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)
David J. Rintoul		—	—	775,000	1,550,000	—	—	—	—
	2/25/2021	3/4/2021	—	—	—	102,000	—	—	1,170,960
	2/25/2021	3/4/2021	—	—	—	—	102,000	11.48	662,909
Timothy K. Flanagan	—	—	—	—	—	—	—	—	—
Quinn J. Coburn		—	—	322,500	645,000	—	—	—	—
	2/25/2021	3/4/2021	—	—	—	38,000	—	—	436,240
	2/25/2021	3/4/2021	—	—	—	—	38,000	11.48	246,966
Jeremy S. Halford		—	—	373,125	746,250	—	—	—	—
	2/25/2021	3/4/2021	—	—	—	42,000	—	—	482,160
	2/25/2021	3/4/2021	—	—	—	—	42,000	11.48	272,963
Gina K. Gunning		—	—	247,000	494,000	—	—	—	—
	2/25/2021	3/4/2021	—	—	—	33,000	—	—	378,840
	2/25/2021	3/4/2021	—	—	—	—	33,000	11.48	214,471
Iñigo Perez Ortiz		—	—	345,272(5)	690,543(5)	—	—	—
	2/25/2021	3/4/2021	—	—	—	37,000	—	—	424,760
	2/25/2021	3/4/2021	—	—	—	—	37,000	11.48	240,467

(1)

These amounts reflect the target and maximum annual cash incentive compensation amounts that could have been earned with respect to 2021 based upon the achievement of annual performance goals under our STIP. For Mr. Halford, these amounts were prorated to reflect his target opportunity (75%) and annual base salary ($485,000) prior to being promoted to Executive Vice President, Chief Operating Officer on October 11, 2021 and his increased target opportunity (80%) and annual base salary ($525,000) following such promotion. The amounts of annual cash incentive compensation earned with respect to 2021 by our NEOs were determined in February 2022 and paid in March 2022. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column and the “Bonus” column of the Summary Compensation Table.

(2)

These amounts reflect the number of RSUs granted on March 4, 2021 under our Equity Plan. These RSUs generally vest ratably over five years on each anniversary of the date of grant. On May 27, 2021 we experienced a change in control when the May 2021 Brookfield Offering was completed, which caused these RSUs to become fully vested.

(3)

These amounts reflect the number of stock options granted on March 4, 2021 under our Equity Plan. These stock options generally vest ratably over five years on each anniversary of the date of grant and have a term of ten (10) years and expire on March 4, 2031. On May 27, 2021 we experienced a change in control when the May 2021 Brookfield Offering was completed, which caused these stock options to become fully vested.

(4)

The value of the RSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC). This valuation method values the award by multiplying the closing market price of our shares of stock on March 4, 2021 as reported on the NYSE ($11.48) by the number of RSUs reported. The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC). The values were calculated using a Black-Scholes option pricing model. The assumptions used in this model are as described in Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(5)

Mr. Perez received his annual cash incentive compensation in the form of Swiss Francs (CHF). Amounts show in United States Dollars (USD) using a foreign currency exchange rate of 1.0961 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2021.

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Narrative Information Regarding the 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards Table

The description that follows summarizes the terms and conditions of our employment agreement with Mr. Rintoul. We do not maintain employment agreements with any of our other NEOs, but we are a party to offer letters with our other NEOs, some of which provide for severance benefits. This description also summarizes the terms of and the programs under which the compensation reflected in the tables for our NEOs was awarded. Additional information is provided in the “Compensation Discussion and Analysis” and “Potential Payments upon Termination or Change in Control” sections.

Employment Agreements

We have an employment agreement with David J. Rintoul, our Chief Executive Officer and President, which was entered into in March 2018 (as modified, the “Rintoul Agreement”). The Rintoul Agreement establishes his base salary and provides that his base salary will be reviewed annually during the first quarter of each subsequent year. Under the Rintoul Agreement, Mr. Rintoul is eligible to participate in our STIP and is eligible to receive an award of 100% of his annual base salary based on the achievement of mutually agreed targets that will be set annually. Mr. Rintoul is eligible to participate in Company-sponsored benefits, including health benefits, 401(k) plan (including a Company cash match on eligible employee contributions), a defined contribution retirement plan (with a contribution on eligible earnings), vacation, sick leave, holidays and other benefits that the Company may offer to similarly-situated employees of the Company from time to time. The Rintoul Agreement contains non-competition, non-disparagement and non-solicitation provisions. The Rintoul Agreement also provides Mr. Rintoul with severance benefits in certain situations. See “Potential Payments upon Termination or Change in Control” section for additional information.

Salary

The salary amounts disclosed in the 2021 Summary Compensation Table are the amounts of base salary earned by our NEOs during the indicated year. For 2021, salaries earned by our NEOs accounted for the following percentages of their total compensation set forth in the table: Mr. Rintoul (21.9%), Mr. Flanagan (93.4%), Mr. Coburn (1.6%), Mr. Halford (18.0%), Ms. Gunning (29.8%), and Mr. Perez (29.1%). The unusually high and small percentage amounts for Mr. Flanagan and Mr. Coburn, respectively, are as a result of Mr. Flanagan’s hiring late in the year 2021 and him not receiving annual cash incentive or long-term equity incentive awards, and Mr. Coburn receiving a $25,324,891 payment under the LTIP as a result of the Company experiencing a change in control when the May 2021 Brookfield Offering was completed.

Short-Term Incentive Awards and Bonuses

The amounts reported in the Bonus and Non-Equity Incentive Plan Compensation columns of the 2021 Summary Compensation Table represent final payouts of annual cash incentive awards for 2019, 2020 and 2021, which were tied to the achievement of performance measures and target award opportunities established by March of the applicable year. For 2019, 2020 and 2021, the target cash incentive award opportunities were based on a target of Adjusted EBITDA. See attached Appendix A for a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure. Payouts could range from 30% up to a maximum of 200% of the target award, and specific target and maximum levels of performance and related payout scales were established for the awards. Because 30% of the target award is guaranteed under our STIP, the Bonus column reflects the guaranteed portion while the Non-Equity Incentive Plan Column reflects the performance-based component. For additional detail regarding our cash incentive award program and the 2021 cash incentive awards, see the “Compensation Discussion and Analysis” section above.

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Restricted Stock Unit Awards

The Company made time-based RSU grants to each of our NEOs in 2019, 2020 and 2021, other than Mr. Flanagan in 2021, Mr. Coburn in 2019 and Mr. Perez in 2019. The RSUs vest ratably over five years on each anniversary of the date of grant, unless accelerated earlier pursuant to the terms of the applicable award agreement. As soon as practicable following the applicable vesting date, the Company will deliver one share of common stock to the NEO in respect of each vested RSU. At this same time, GrafTech will deliver to the NEO a number of shares of common stock equal to the total cash dividends the NEO would have received had such number of shares of common stock been held from the grant date through the date of the NEO’s receipt of such shares of common stock in settlement of vested RSUs divided by the closing price of our shares as reported on the NYSE on the applicable vesting date. Any unvested RSUs shall expire and be forfeited upon the termination of the NEO’s employment for any reason. On May 27, 2021, we experienced a change in control under the terms of the award agreements when the May 2021 Brookfield Offering was completed, which caused the outstanding unvested RSUs to become fully vested. For additional detail regarding the grants of RSUs made in 2021 to each of our NEOs, see the “Compensation Discussion and Analysis” section above.

Option Awards

The Company awarded each of our NEOs options in 2019, 2020 and 2021, other than Mr. Flanagan in 2021 and Messrs. Coburn and Perez in 2019. These options vest in five equal annual installments on the anniversary of the grant date (unless accelerated earlier pursuant to the terms of the applicable award agreement) and will expire on the ten (10) year anniversary of the grant date, unless terminated earlier pursuant to the terms of the applicable award agreement. On May 27, 2021, we experienced a change in control under the terms of the award agreements when the May 2021 Brookfield Offering was completed, which caused the outstanding unvested stock options units to become fully vested, other than the stock options granted to Ms. Gunning in 2018. For additional detail regarding the grants of stock options made in 2021 to each of our NEOs, see the “Compensation Discussion and Analysis” section above.

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Outstanding Equity Awards at 2021 Fiscal Year End Table

The following tables sets forth information regarding the number of unexercised stock options at December 31, 2021 for our NEOs.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
David J. Rintoul	416,670	—	$15.00	4/19/2028	—	—
	85,000	—	$9.01	2/25/2030	—	—
	102,000	—	$11.48	3/4/2031	—	—
Timothy K. Flanagan	—	—	—	—	—	—
Quinn J. Coburn	13,000	—	$9.01	2/25/2030	—	—
	38,000	—	$11.48	3/4/2031	—	—
Jeremy S. Halford	50,000	—	$11.14	5/1/2029	—	—
	36,000	—	$9.01	2/25/2030	—	—
	42,000	—	$11.48	3/4/2031	—	—
Gina K. Gunning	40,200	26,800(1)	$20.00	7/30/2028	—	—
	20,000	—	$13.36	3/21/2029	—	—
	27,000	—	$9.01	2/25/2030	—	—
	33,000	—	$11.48	3/4/2031	—	—
Iñigo Perez Ortiz	30,000	—	$9.01	2/25/2030	—	—
	37,000	—	$11.48	3/4/2031	—	—

(1)	Remaining unexercised options generally vest in two equal annual installments on and after July 30, 2022.

2021 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of stock options exercised and RSUs and deferred share units vested during 2021 for our NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David J. Rintoul	—	—	272,207(2)	3,519,650
Timothy K. Flanagan	—	—	—	—
Quinn J. Coburn	—	—	51,191	670,853
Jeremy S. Halford	—	—	120,004	1,566,879
Gina K. Gunning	—	—	76,987	1,001,779
Iñigo Perez Ortiz	—	—	67,443	881,040

(1)	Shares acquired on vesting are valued based on our closing stock price on the date of vesting.
(2)

Includes 21,740 DSUs that vested on April 19, 2021 and will be settled in shares of common stock to be delivered to Mr. Rintoul by the end of the calendar year in which he terminates employment with the Company. The DSUs continue to accrue additional units pursuant to dividend equivalent rights. The amount realized on vesting that was deferred was $262,618.

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2021 Nonqualified Deferred Compensation Table

The following table sets forth information for 2021 relating to our non-qualified deferred compensation plan (the “Compensation Deferral Plan”) as well as Mr. Rintoul’s DSUs.

Name	Executive Contributions in 2021 ($)	Registrant Contributions in 2021 ($)	Aggregate Earnings in 2021 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2021 ($)
David J. Rintoul	—	262,618(1)(3)	(4,747)(2)(3)	—	257,871(4)
Timothy K. Flanagan	—	—	—	—	—
Quinn J. Coburn	—	—	698(3)	—	6,828(5)
Jeremy S. Halford	—	—	—	—	—
Gina K. Gunning	—	—	—	—	—
Iñigo Perez Ortiz	—	—	—	—	—

(1)

Amount reflects the value of the DSUs based on our closing stock price on the date of vesting. The DSUs vested on April 19, 2021 and will be settled in shares of common stock to be delivered to Mr. Rintoul by the end of the calendar year in which he terminates employment with the Company. The DSUs continue to accrue additional units pursuant to dividend equivalent rights.

(2)	Amount reflects the value of any accrued additional units pursuant to dividend equivalent rights as well as any stock price depreciation.
(3)	None of the contributions or earnings/losses are included in the Summary Compensation Table.
(4)	All of this amount was previously reported as compensation to Mr. Rintoul in the Company’s Summary Compensation Tables for previous years.
(5)	No portion of the aggregate balance has been previously reported in the Summary Compensation Table (or prior years’ Summary Compensation Tables).

Material Features of Mr. Rintoul’s Deferred Share Units

On April 19, 2018, Mr. Rintoul received a grant of 19,335 DSUs pursuant to a Deferred Share Unit Agreement. The DSUs accrue dividend equivalents. The agreement provides that each DSU represents a conditional right to receive one share of our common stock and that all DSUs shall vest on April 19, 2021, provided that Mr. Rintoul is employed by the Company. One share of common stock shall be delivered to Mr. Rintoul in respect of each vested DSU as soon as practicable following the date of his termination with the Company but in any event no later than the end of the calendar year in which such termination date occurs.

Material Features of the Compensation Deferral Plan

Each year, the Compensation Deferral Plan allows participants to make a pre-tax deferral of up to 85% of their STIP compensation and up to 50% of their base salary in increments of 1% with a minimum combined annual deferral of $1,000. Elections are made on an annual basis in December and must be made prior to the start of the year of the applicable year.

Deferrals and contributions to our Compensation Deferral Plan may be credited with a rate of return based on the hypothetical investment in, and performance of, various funds selected by the participants from indices which are designated by the plan administrator. An employee may prospectively change the funds for crediting rates of return at any time. The account balances of participants are credited with both their deferrals, as well as the rate of return on the funds selected by the participants for those amounts. Frozen lump sums and their earnings are held in notional investment accounts selected by the employee.

Distributions of account balances from the Compensation Deferral Plan are generally made in January following retirement or other termination of employment or, if elected by the participant, upon a future

60 / GrafTech International Ltd. | 2022 Proxy Statement

date specified by the participant. Participants may also elect to have their account balances distributed upon a change in control of GrafTech. The Compensation Deferral Plan is intended to comply with Section 409A of the Code governing deferred compensation arrangements except that amounts that were contributed to the Compensation Deferral Plan and fully vested by December 31, 2004, including all of the frozen lump sums, are not subject to the restrictions of Section 409A. Amounts under the Compensation Deferral Plan are generally payable in a lump sum, although participants may elect to have their accounts payable in annual installments instead.

Potential Payments Upon Termination or Change in Control

We have set forth below information regarding contractual payments that would be made to our NEOs upon the occurrence of certain termination and/or change in control events, along with post-employment restrictive covenant obligations. The table below sets forth the potential estimated payments to our NEOs, assuming for this purpose that employment had been terminated and/or a change in control of the Company had occurred in each case on December 31, 2021 and that the price for our common stock was $11.83 based on the closing price of a share of our common stock on December 31, 2021 as reported on the NYSE.

Person/Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Severance ($)	Total ($)
David J. Rintoul
Voluntary Resignation	257,871(1)	—	257,871
Death and Disability	257,871(1)	833,125(2)	1,090,996
Voluntary Retirement	257,871(1)	—	257,871
Termination of Employment
With Cause	257,871(1)	—	257,871
Without Cause or Resignation for Good Reason	257,871(1)	1,550,000(3)	1,807,871
After a Change In Control without Cause or Resignation for Good Reason	257,871(1)	1,550,000(3)	1,807,871
Change in Control	—	—	—
Timothy K. Flanagan
Voluntary Resignation	—	—	—
Death and Disability	—	—	—
Voluntary Retirement	—	—	—
Termination of Employment
With Cause	—	—	—
Without Cause	—	430,000(4)	430,000
After a Change In Control without Cause	—	430,000(4)	430,000
Change in Control	—	—	—
Quinn J. Coburn
Voluntary Resignation	—	6,828(5)	6,828
Death and Disability	—	353,516(2)(5)	353,516
Voluntary Retirement	—	6,828 (5)	6,828
Termination of Employment
With Cause	—	6,828 (5)	6,828
Without Cause	—	6,828 (5)	6,828
After a Change In Control without Cause	—	6,828 (5)	6,828
Change in Control	—	—	—

GrafTech International Ltd. | 2022 Proxy Statement / 61

Person/Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Severance ($)	Total ($)
Jeremy S. Halford
Voluntary Resignation	—	—	—
Death and Disability	—	401,109(2)	401,109
Voluntary Retirement	—	—	—
Termination of Employment
With Cause	—	—	—
Without Cause	—	525,000(6)	525,000
After a Change In Control without Cause	—	525,000(6)	525,000
Change in Control	—	—	—
Gina K. Gunning
Voluntary Resignation	—	—	—
Death and Disability	—	265,525(2)	265,525
Voluntary Retirement	—	—	—
Termination of Employment
With Cause	—	—	—
Without Cause	—	380,000(7)	380,000
After a Change In Control without Cause	0(8)	380,000(7)	380,000
Change in Control	—	—	—
Iñigo Perez Ortiz
Voluntary Resignation	—	—	—
Death and Disability	—	371,167(2)	371,167
Voluntary Retirement	—	—	—
Termination of Employment
With Cause	—	—	—
Without Cause	—	—	—
After a Change In Control without Cause	—	—	—
Change in Control	—	—	—

(1)	Estimated value of vested DSUs, including dividend equivalents, as of December 31, 2021. See “—Rintoul Equity Awards” below.
(2)	Payable under the Company’s STIP. See “—Short-Term Incentive Plan Awards” below.
(3)	Payable under the Rintoul Agreement. See “—Rintoul Agreement” below. This amount assumes an annual incentive amount at the target level for 2021.
(4)	Payable under the terms of Mr. Flanagan’s offer letter. See “—Flanagan Severance Arrangement” below.
(5)	Payable under the terms of our Compensation Deferral Plan. See “2021 Nonqualified Deferred Compensation Table” above.
(6)	Payable under the terms of Mr. Halford’s offer letter. See “—Halford Severance Arrangement” below.
(7)	Payable under the terms of Ms. Gunning’s offer letter. See “—Gunning 2018 Option Awards and Severance Arrangement” below.
(8)	Payable under the terms of Ms. Gunning’s 2018 Option Award Agreement. See “—Gunning 2018 Option Awards and Severance Arrangement” below.

Rintoul Equity Awards

Mr. Rintoul’s DSUs vested on April 19, 2021. The DSU agreement further provides that one share of common stock shall be delivered to Mr. Rintoul in respect of each vested DSU as soon as practicable following the date of termination of Mr. Rintoul’s employment with the Company but in any event no later than the end of the calendar year in which such termination date occurs; provided that to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, such shares (and cash, if any) will be delivered six months and one day after Mr. Rintoul’s separation from service (or Mr. Rintoul’s death, if earlier). The value of any partial shares shall be paid to Mr. Rintoul in cash.

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Short-Term Incentive Plan Awards

Under the terms of the STIP, if prior to the date the annual incentive amount is payable, a participant’s employment with the Company is terminated voluntarily or is terminated involuntarily due to Detrimental Conduct (as defined in the STIP), then such participant shall not be entitled to any annual incentive amount for the plan year. However, in the event of mandatory retirement, death, or disability, whether long-term or short-term, a participant who is on the payroll as an active employee as of the last day of a plan year shall be eligible to receive an award for such plan year.

Rintoul Agreement

As described above, Mr. Rintoul and the Company entered into the Rintoul Agreement in connection with his employment as Chief Executive Officer and President in 2018. The Rintoul Agreement provides that in the event that Mr. Rintoul Resigns for Good Reason (as defined in the Rintoul Agreement) or the Company terminates Mr. Rintoul’s employment for a reason other than Cause (as defined in the Rintoul Agreement) the Company will pay Mr. Rintoul his base salary for one year plus annual incentive, subject to his execution of a release agreement in favor of the Company. The Rintoul Agreement also provides that Mr. Rintoul is subject to non-compete and non-solicitation covenants during his employment and for a period of two years following termination of his employment, as well as a perpetual non-disparagement covenant.

Flanagan Severance Arrangement

Under the terms of his offer letter, beginning in 2022, Mr. Flanagan will participate in the STIP with a target opportunity of 75% of base salary. Mr. Flanagan will also be eligible to participate in the Company’s equity-based long-term incentive program with participation beginning in 2022. In addition to the awards being made in 2022 pursuant to the equity-based long-term incentive program, Mr. Flanagan will receive an additional one-time grant of RSUs equivalent to $150,000 in 2022. In the event that Mr. Flanagan is terminated by the Company for a reason other than for “Cause” (as defined in his offer letter), the Company will pay Mr. Flanagan his base salary for one year, subject to his execution of a release agreement in favor of the Company. The terms of the offer letter further provide that Mr. Flanagan is subject to non-compete and non-solicitation covenants during his employment and for a period of two years following termination of his employment, as well as a perpetual non-disparagement covenant.

Coburn Restrictive Covenants

In 2014, the Company granted Mr. Coburn certain equity awards memorialized by Equity Incentive Plan Award Agreements (the “Award Agreements”) which were cancelled at the time of Brookfield’s acquisition of GrafTech in 2015. Pursuant to the Award Agreements, Mr. Coburn is subject to non-competition and non-solicitation covenants that continue for a period of two years following his voluntary termination of employment with the Company or certain events of involuntary termination of employment. The non-competition covenant provides that he will not, without the Company’s prior written consent, engage in (1) the business of manufacturing, distributing, selling or providing needle coke and/or carbon or graphite products, services, material or equipment of the kind or type which are the same as or similar to those manufactured, distributed, sold or provided by GrafTech as of the date of termination or at any time while he was an employee of GrafTech, or (2) any other business in which GrafTech directly or indirectly engaged as of the date of termination or at any time while he was an employee of GrafTech. The non-competition covenant applies in any state, country, possession, or territory in which GrafTech directly or indirectly has offices, operations, customers or otherwise conducts business or planned to conduct business during his employment.

GrafTech International Ltd. | 2022 Proxy Statement / 63

Halford Severance Arrangement

Under the terms of his offer letter, in the event that Mr. Halford is terminated by the Company for a reason other than for cause, the Company will pay Mr. Halford his base salary for one year, subject to his execution of a release agreement in favor of the Company. The terms of the offer letter further provide that Mr. Halford is subject to non-compete and non-solicitation covenants during his employment and for a period of two years following termination of his employment, as well as a perpetual non-disparagement covenant.

Gunning 2018 Option Awards and Severance Arrangement

Ms. Gunning holds options granted under the Equity Plan in 2018. In the event that Ms. Gunning’s employment is terminated by the Company without cause within the two (2) year period following the consummation of a Change in Control (as defined below), any then-outstanding unvested portion of the options shall immediately vest in full as of the date of such termination and shall be exercisable. For purposes of Ms. Gunning’s 2018 stock option award agreement, a “Change in Control” in general shall occur upon (1) Brookfield and its affiliates ceasing to own stock of GrafTech that constitutes at least 35% of the total fair market value or total voting power of the stock of GrafTech or (2) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A) other than GrafTech, Brookfield and its affiliates or any employee benefit plan sponsored by GrafTech acquires ownership of stock of GrafTech that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of GrafTech. The 2018 option award was granted with an exercise price of $20.00 per share. The 2018 options are underwater as of December 31, 2021 given that the closing price of our common stock on December 31, 2021 as reported on the NYSE was $11.83.

Under the terms of her offer letter, in the event that Ms. Gunning is terminated by the Company for a reason other than for cause (as defined in her offer letter), the Company will pay Ms. Gunning her base salary for one year, subject to her execution of a release agreement in favor of the Company.

CEO Pay Ratio

SEC rules require us to disclose the median of the annual total compensation of all our employees (except our Chief Executive Officer and President), the annual total compensation of the Chief Executive Officer and President and the ratio of these two amounts for our last completed fiscal year.

To identify the employee with annual total compensation at the median of all of our employees for 2021 (the “Median Employee”), we measured the gross taxable income in each applicable jurisdiction for the 12-month period ended December 31, 2021 for 1,353 employees, representing all full-time, part-time, seasonal and temporary employees (other than our CEO) as of December 31, 2021. This number does not include any independent contractors, or leased workers, as permitted by the applicable SEC rules. This number includes non-U.S. employees. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2021. In determining the Median Employee, we annualized the gross taxable income for such individuals based on reasonable assumptions and estimates relating to our employee compensation program, including incentive compensation programs.

For purposes of this pay ratio disclosure, the Chief Executive Officer and President’s compensation was $3,445,257 as set forth in the Summary Compensation Table above and the total annual

64 / GrafTech International Ltd. | 2022 Proxy Statement

compensation of our Median Employee was $47,912, which was calculated by totaling, for our Median Employee, all applicable elements of compensation for the 2021 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K. The median employee’s annual total compensation was paid in Euros and has been converted to U.S. dollars using a foreign currency exchange rate of 1.14 EUR/USD as reported in The Wall Street Journal on close of business as of December 31, 2021.

For 2021, the ratio of the annual total compensation of Mr. Rintoul, our Chief Executive Officer and President (“CEO Compensation”), to the annual total compensation of our Median Employee (as defined below) was 72 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.

GrafTech International Ltd. | 2022 Proxy Statement / 65

Questions & Answers

Q.	Why did I receive these proxy materials?

A.

You received these materials because you were a stockholder as of March 15, 2022, the Record Date fixed by the Board, and are therefore entitled to receive notice of the Annual Meeting and to vote on matters presented at the Annual Meeting, which will be held on May 12, 2022.

Q.	When and where is the Annual Meeting being held?

A.

The Annual Meeting will be held on May 12, 2022 at 8:00 a.m. Eastern Time. Our 2022 Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by audio webcast.

Q.	How do I register to attend the virtual Annual Meeting?

A.

You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical in-person meeting will be held.

The online meeting will begin promptly at 8:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. You will be able to attend the Annual Meeting online, vote and submit your questions during the meeting by visiting meetnow.global/M47ANTU.

Please follow the registration instructions as outlined below.

If your shares are registered in your name (i.e., you hold your shares registered in your name through the Company’s transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the proxy card that you received with this proxy statement to attend the Annual Meeting.

If your shares are held in the name of your broker or bank, you must register in advance to attend the Annual Meeting virtually on the Internet. To register in advance to attend the Annual Meeting virtually on the Internet, you must submit a legal proxy that reflects proof of your proxy power. The legal proxy will show your GrafTech International Ltd. holdings with your name. Please forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to Computershare by forwarding the email from your broker, or attaching an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time on May 9, 2022. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Q.	Who is entitled to vote at the Annual Meeting?

A.	Holders of GrafTech’s Common Stock at the close of business on March 15, 2022, the Record Date fixed by the Board, may vote at the Annual Meeting.

Q.	How many votes may I cast?

A:

Each share of Common Stock is entitled to one vote with respect to each of the matters submitted for vote. On March 15, 2022, there were 261,260,729 shares of Common Stock outstanding and entitled to vote.

66 / GrafTech International Ltd. | 2022 Proxy Statement

Q.	What constitutes a quorum for the Annual Meeting?

A.

The presence, in person or by proxy, at the commencement of the Annual Meeting, of the holders of a majority of the shares of Common Stock issued and outstanding on March 15, 2022 constitutes a quorum for the transaction of business at the meeting. We will count abstentions and shares held by brokers or nominees who have not received instructions from the beneficial owner (“broker non-votes”) as present for purposes of determining the presence or absence of a quorum. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of the vote required under our By-laws.

Q.	What items will be voted on at the Annual Meeting, and what is the required vote to approve each item?

A.	All stockholders are entitled to vote on the following proposals:

•	Proposal 1—To elect four directors for a three-year term and one director for a one-year term or until their successors are elected and qualified;

•	Proposal 2—To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022;

•	Proposal 3—To approve, on an advisory basis, our named executive officer compensation; and

•	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

To be elected, a director must receive an affirmative majority of votes cast—i.e., the number of “for” votes must exceed the number of “against” votes (abstentions and broker non-votes are not considered as votes cast “for” or “against” a director and have no effect on the election results). Each of Proposals 2 and 3 requires an affirmative majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon—i.e., the number of “for” votes must exceed the combined total of “against” votes and abstentions (broker non-votes will have no effect on the outcome of Proposal 3 and broker non-votes are not expected for Proposal 2 since NYSE rules permit brokers to vote uninstructed shares at their discretion on Proposal 2).

Although the advisory vote on named executive officer compensation is non-binding, our Compensation Committee expects to consider and take into account the voting results when making future determinations.

Q.	Are there other items to be voted on at the Annual Meeting?

A.

We do not know of any other matters that may come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes the individuals named as proxies to vote, or otherwise act, in accordance with their best judgment.

Q.	How will proxies be voted at the Annual Meeting?

A.

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•

Your broker or nominee will not have the authority to vote such shares with respect to Proposals 1 and 3 because the NYSE rules treat these matters as non-routine. Accordingly, such broker non-votes will have no effect on the outcome of the vote on these proposals.

GrafTech International Ltd. | 2022 Proxy Statement / 67

•	Your broker or nominee will have the authority to vote such shares with respect to Proposal 2, because that matter is treated as routine under the NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence of a quorum.

If you are a registered stockholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR each nominee in Proposal 1, and FOR Proposal 2 and Proposal 3, and in accordance with the proxy holder’s judgment for any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

Q.	How do I cast a vote?

A.	You may vote by any one of the following means:

•

By Internet. If you received a paper copy of a proxy card or voting instruction form by mail, you may submit your proxy over the Internet by following the instructions on the proxy card or voting instruction form.

•	By Telephone. You may submit your vote by telephone by following the instructions on the proxy card or voting instruction form if you received such materials by mail.

•

By Mail. You may submit your proxy by completing, signing and dating your proxy card or voting instruction form and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•

Online, during the virtual Annual Meeting. If you hold shares in your name as the stockholder of record, you may vote online during the virtual Annual Meeting by following the instructions on the proxy card that you received. If you are a beneficial owner but not the stockholder of record, you may vote in person at the Annual Meeting only with a legal proxy obtained from your broker, trustee or nominee, as applicable. Beneficial owners should refer to “How do I register to attend the virtual Annual Meeting?” above for information on how to register to attend the virtual Annual Meeting in order to vote your shares at the Annual Meeting.

Properly completed and submitted proxy cards and voting instruction forms, as well as proxies properly completed and submitted over the Internet, will be voted at the Annual Meeting in accordance with the instructions provided as long as they are received in time for voting and not revoked.

Q.	Can I change my mind after I vote?

A.	Yes, you can change your vote by voting online during the virtual Annual Meeting or revoking your proxy prior to the virtual Annual Meeting. To revoke your proxy, you must:

•	file an instrument of revocation with our Corporate Secretary, at our principal executive offices: 982 Keynote Circle, Brooklyn Heights, OH 44131;

•	mail a new proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;

•	submit a later-dated proxy over the Internet in accordance with the instructions on the Internet voting website; or

•

if you are a stockholder of record or you obtain a legal proxy from your broker, trustee or nominee, as applicable, you may attend the virtual Annual Meeting and vote online during the virtual Annual Meeting.

68 / GrafTech International Ltd. | 2022 Proxy Statement

If your proxy is not revoked, we will vote it at the Annual Meeting in accordance with your instructions indicated on the proxy card or voting instruction form or, if submitted over the Internet, as indicated on the submission.

Q.	Where can I find the voting results after the Annual Meeting?

A.

We will announce the preliminary voting results at the Annual Meeting and will report the final voting results in a Current Report on Form 8-K, which we will file with the SEC within four business days after the meeting.

Q.	Who bears the cost of this proxy solicitation?

A.

GrafTech bears all proxy solicitation costs. In addition to solicitations by mail, our Board, officers and regular employees, without additional remuneration, may solicit proxies by telephone, fax, electronic transmission and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy-soliciting materials to the beneficial owners of Common Stock and will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials.

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this Proxy Statement. It contains important information about GrafTech that you should consider before voting.

GrafTech International Ltd. | 2022 Proxy Statement / 69

Additional Information

Proposals of Stockholders

Pursuant to Rule 14a-8 of the Exchange Act, we must receive any stockholder proposal intended to be presented at our 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) by no later than December 8, 2022 if it is to be included in the proxy statement and form of proxy relating to the meeting. Any such proposal must also comply with the other requirements of Rule 14a-8.

Under the advance notice provisions in our By-Laws, if you want to submit a proposal for the 2023 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the proxy statement under Rule 14a-8) or intend to nominate a person as a candidate for election to the Board directly, the Corporate Secretary must receive the proposal or nomination between January 12, 2023 and the close of business on February 11, 2023, which are 120 days and 90 days, respectively, before the one-year anniversary of the 2022 Annual Meeting. If a stockholder fails to submit the proposal by February 11, 2023, the appointed proxies may exercise discretionary voting authority on the proposal.

If the date of the 2023 Annual Meeting has been changed more than 30 days from the date of the 2022 Annual Meeting, the Corporate Secretary must receive any such proposal or nomination no earlier than the 120th day before the 2023 Annual Meeting and by the later of the close of business of (1) the 90th day before the 2023 Annual Meeting; or (2) the tenth day following the day on which the date of the 2023 Annual Meeting is first disclosed publicly by the Company. In addition, any proposals must comply with the other requirements of our By-Laws.

If you want to present a proposal before the 2023 Annual Meeting but do not wish to have it included in the proxy statement and proxy card, you must also give us written notice in accordance with the procedures and deadlines set forth in our By-Laws. Please address such correspondence to: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131, Attention: Corporate Secretary.

Householding of Annual Meeting Materials

Some broker, bank and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, if you are a beneficial owner of shares, only one copy of the proxy statement and annual report may have been sent to multiple unitholders in your household unless your nominee has received contrary instructions. We will promptly deliver a separate copy of the documents to you if you write or call us at the following address or phone number: GrafTech International Ltd., 982 Keynote circle, Brooklyn Heights, OH 44131, Attention: Investor Relations, telephone no. 216-676-2000. Beneficial owners who want to receive separate copies of the proxy statement and annual report in the future, or who are receiving multiple copies and would like to receive only one copy for their households, should contact their broker, bank or other nominee record holder.

70 / GrafTech International Ltd. | 2022 Proxy Statement

Annual Report on Form 10-K

If you would like to receive, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021—as filed with the SEC, excluding exhibits—please write to us at the following address: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131, Attention: Investor Relations. You can also view the Form 10-K by visiting the “Investors” section of our website, www.graftech.com. Information on, or accessible through, our website is not part of this Proxy Statement. We have included our website only as an inactive textual reference and do not intend it to be an active link to our website.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, and future economic performance. Examples of forward-looking statements include, among others, statements we make regarding future estimated revenues and volumes derived from our take-or-pay agreements with initial terms of three-to-five years, future pricing of short-term agreements and spot sales, anticipated levels of capital expenditures, and guidance relating to earnings per share and adjusted EBITDA. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this Proxy Statement are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements, including those factors described in the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections in reports and statements filed by the Company with the U.S. Securities and Exchange Commission. The forward-looking statements made in this Proxy Statement relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

GrafTech International Ltd. | 2022 Proxy Statement / 71

Appendix A: Non-GAAP Financial Measures

We have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA and adjusted net income are non-GAAP financial measures.

We define EBITDA, a non-GAAP financial measure, as net income or loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any pension and other post-employment benefit (“OPEB”) plan expenses, adjustments for public offerings and related expenses, non-cash gains or losses from foreign currency remeasurement of non-operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, related party Tax Receivable Agreement adjustments, stock-based compensation, non-cash fixed asset write-offs, value-added tax credit gains in Brazil and Change in Control charges that were triggered as a result of the ownership of our largest stockholder falling below 30% of our total outstanding shares. For purposes of this section, a “Change in Control” occurred when Brookfield and any affiliates thereof ceased to own stock of the Company that constitutes at least thirty percent (30%) or thirty-five percent (35%), as applicable, of the total fair market value or total voting power of the stock of the Company. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance.

We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period-to-period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt-service capabilities.

Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditure requirements to augment or replace our capital assets;

•	adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	adjusted EBITDA does not reflect expenses relating to our pension and OPEB plans;

•

adjusted EBITDA does not reflect the non-cash gains or losses from foreign currency remeasurement of non- operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;

•	adjusted EBITDA does not reflect public offerings and related expenses;

•	adjusted EBITDA does not reflect related party payable – Tax Receivable Agreement adjustments;

•	adjusted EBITDA does not reflect stock-based compensation or the non-cash write-off of fixed assets;

GrafTech International Ltd. | 2022 Proxy Statement / A-1

•	adjusted EBITDA does not reflect gains on a value-added tax matter in Brazil; and

•	adjusted EBITDA does not reflect the Change in Control charges; and

•	other companies, including companies in our industry, may calculate EBITDA and adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

We define adjusted net income, a non-GAAP financial measure, as net income or loss and excluding the items used to calculate adjusted EBITDA, less the tax effect of those adjustments. We believe adjusted net income is useful to present to investors because we believe that it assists investors’ understanding of the underlying operational profitability of the Company.

In evaluating EBITDA, adjusted EBITDA and adjusted net income, you should be aware that in the future, we will incur expenses similar to the adjustments in the reconciliation presented below, other than Change in Control charges. Our presentations of EBITDA, adjusted EBITDA and adjusted net income should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider EBITDA, adjusted EBITDA and adjusted net income alongside other financial performance measures, including our net income (loss) and other GAAP measures.

The following tables reconciles our non-GAAP key financial measures to the most directly comparable GAAP measures:

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)	For the year ended December 31, 2021	For the year ended December 31, 2020
Net income	$388,330	$434,374
Add:
Depreciation and amortization	65,716	62,963
Interest expense	68,760	98,074
Interest income	(872)	(1,750)
Income taxes	68,076	75,671

EBITDA	590,010	669,332
Adjustments:
Pension and OPEB plan (benefits) expenses(1)	(2,545)	6,096
Public offerings and related expenses(2)	663	264
Non-cash (gains) losses on foreign currency remeasurement(3)	(119)	1,297
Stock-based compensation(4)	1,917	2,669
Non-cash fixed asset write-off(5)	3,197	378
Related party Tax Receivable Agreement adjustment(6)	231	(21,090)
Change in Control LTIP Award(7)	73,384	-
Change in Control stock-based compensation acceleration(7)	14,713	-
Brazil value-added tax credit(8)	(11,511)	-

Adjusted EBITDA	$669,940	$658,946

(1)

Net periodic (benefit) cost for our pension and OPEB plans, including a mark-to-market (gain) loss, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize in earnings the actuarial gains and losses in connection with the annual remeasurement in the fourth quarter of each year.

A-2 / GrafTech International Ltd. | 2022 Proxy Statement

(2)	Legal, accounting, printing and registration fees associated with public offerings and related expenses.
(3)	Non-cash gains and losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)	Non-cash expense for stock-based compensation grants.
(5)	Non-cash fixed asset write-off recorded for obsolete assets.
(6)	Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(7)	In the second quarter of 2021, we incurred Change in Control charges as a result of the ownership of our largest stockholder, Brookfield, moving below 30% of our shares outstanding.
(8)	Gain from settlement of a value-added tax matter in Brazil.

Reconciliation of Net Income to Adjusted Net Income

(in thousands)	For the year ended December 31, 2021	For the year ended December 31, 2020
Net income	$388,330	$434,374
Adjustments, pre-tax:
Pension and OPEB plan (benefits) expenses(1)	(2,545)	6,096
Public offerings and related expenses(2)	663	264
Non-cash (gains) losses on foreign currency remeasurement(3)	(119)	1,297
Stock-based compensation(4)	1,917	2,669
Non-cash fixed asset write-off(5)	3,197	378
Related party Tax Receivable Agreement adjustment(6)	231	(21,090)
Change in Control LTIP award(7)	73,384	-
Change in Control stock-based compensation acceleration(7)	14,713	-
Brazil value-added tax credit(8)	(11,511)	-
Total non-GAAP adjustments pre-tax	$79,930	$(10,386)
Income tax impact on non-GAAP adjustments(9)	3,675	1,476

Adjusted net income	$464,585	$422,512

(1)

Net periodic (benefit) cost for our pension and OPEB plans, including a mark-to-market (gain) loss, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize in earnings the actuarial gains and losses in connection with the annual remeasurement in the fourth quarter of each year.

(2)	Legal, accounting, printing and registration fees associated with public offerings and related expenses.
(3)	Non-cash gains and losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)	Non-cash expense for stock-based compensation grants.
(5)	Non-cash fixed asset write-off recorded for obsolete assets.
(6)	Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(7)	In the second quarter of 2021, we incurred Change in Control charges as a result of the ownership of our largest stockholder, Brookfield, moving below 30% of our shares outstanding.
(8)	Gain from settlement of a value-added tax matter in Brazil.
(9)	The tax impact on the non-GAAP adjustments is affected by their tax deductibility and the applicable jurisdictional tax rates.

GrafTech International Ltd. | 2022 Proxy Statement / A-3

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals –	The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2 and Proposal 3

1. Elect 4 directors for a three-year term until the 2025 Annual Meeting, or until their successors are elected and qualified, subject to earlier retirement, resignation or removal.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Denis A.Turcotte	☐	☐	☐	02 - Michel J. Dumas	☐	☐	☐	03 - Leslie D.Dunn	☐	☐	☐

04 - Jean-Marc Germain	☐	☐	☐

Elect 1 director for a one-year term until the 2023 Annual Meeting, or until his successor is elected and qualified, subject to earlier retirement, resignation or removal.

	For	Against	Abstain

05 - David Gregory	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Ratify the selection of Deloitte & Touche as our independent registered public accounting firm for 2022	☐	☐	☐	3. Approve, on an advisory basis, our named executive officer compensation	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

GrafTech International Ltd.

2022 Annual Meeting of Stockholders

May 12, 2022, 8:00 am ET

The 2022 Annual Meeting of Stockholders of GrafTech International Ltd. will be held virtually via the Internet at meetnow.global/M47ANTU on Thursday, May 12, 2022 at 8:00 am Eastern time.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.envisionreports.com/EAF

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EAF

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

GrafTech International Ltd.

Notice of 2022 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders on May 12, 2022

The undersigned appoints David J. Rintoul, Timothy K. Flanagan, Gina K. Gunning, or any of them, as proxies, each with the full power of substitution, and authorizes them to represent and vote the common shares of GrafTech International Ltd. of the undersigned, with all the powers which the undersigned would possess if present at the 2022 Annual Meeting of Stockholders to be held on May 12, 2022, or at any postponement or adjournment thereof.

When properly executed, shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the above named proxies will vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2 and Proposal 3.

In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. If any of the Board’s nominees are unable or unwilling to serve as a director at the time of the annual meeting, the proxies may use this proxy to vote for a replacement nominee recommended by the Board, whether or not any other nominations are properly made at the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.